Exhibit 10.2

BROAD STREET EAGLES JV LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF November 22, 2022

KE90146352

TABLE OF CONTENTS

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SCHEDULES AND EXHIBITS

Schedule A	Payment Schedule
Schedule B	Minimum Release Price Schedule
Schedule C	Common Member’s Organizational Structure
Schedule D	Expedited Arbitration
Schedule E	Broad Street Expenses Burn Down Schedule
Schedule F	Minimum Total Yield Schedule
Schedule G	Future Mortgage and Mezzanine Financing Parameters
Schedule H	Closing Date Deposit Uses
Schedule I	Approved Material Contracts
Schedule J	Approved New Tenants
Schedule 3.1	Members; Initial Capital Contributions
Schedule 4.1(e)	Arbitration Major Actions
Schedule 4.7(a)	Company Holding Account
Schedule 4.7(b)(i)	TI/LC CapEx Reserve
Schedule 4.7(c)	Excess Cash Flow Account
Schedule 4.7(d)	Reserved

Exhibit A	Properties
Exhibit B	Mortgage Loans as of the Closing Date
Exhibit C	Financial Reports
Exhibit D	Approved Budget and Annual Leasing Plan for remainder of 2022 and 2023
Exhibit E	Highlandtown Property
Exhibit F	Spotswood Property
Exhibit G	Cromwell Property
Exhibit H	Coral Hills Property
Exhibit I	Crestview Square Property
Exhibit J	Dekalb Plaza Property
Exhibit K	Midtown Row Building 10 Property

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Exhibit L	West Broad Commons Property
Exhibit M	Williamsburg Property
Exhibit N	Form Recognition Agreement
Exhibit O	Form of Reporting Certificate
Exhibit P	Broad Street Net Expense Budgeted Amount (12/2022 – 12/2023)
Exhibit Q	Board-Managed Subsidiaries

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THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF BROAD STREET EAGLES JV LLC (the “Company”), dated as of November 22, 2022 (the “Closing Date”), by and among CF Flyer PE Investor LLC, a Delaware limited liability company (“Preferred Member”), Broad Street Operating Partnership, LP, a Delaware limited partnership (“Common Member”), the Independent Manager (as defined herein), and such other persons as shall hereinafter become members of the Company as hereinafter provided (Preferred Member, Common Member, and such other persons, each a “Member” and, collectively, the “Members”).

Preliminary Statement

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the filing of a Certificate of Formation by an “authorized person” within the meaning of the LLC Act, in the office of the Secretary of State of the State of Delaware on October 12, 2022 (the “Certificate”), such filing being hereby ratified and approved in all respects, and on November 2, 2022, Common Member, as 100% owner of the common membership interest in the Company, executed a limited liability company agreement of the Company (the “Original LLC Agreement”);

WHEREAS, on the Closing Date, (i) Common Member contributed the equity interests of certain Subsidiaries of Common Member (such equity interests, the “Common Member Equity Interests”) to the Company and (ii) Preferred Member made an investment in the Company as set forth herein, pursuant to that certain Preferred Equity Investment Agreement (as the same may be amended from time to time, the “Investment Agreement”) dated as of the Closing Date, by and among Preferred Member, Common Member and the Company;

WHEREAS, on the Closing Date, concurrently with the execution of this Agreement, Broad Street, Preferred Member and the other parties thereto have entered into (i) that certain Governance Agreement dated as of the date hereof (as the same may be amended from time to time, the “Governance Agreement”) and (ii) that certain Registration Rights Agreement dated as of the date hereof (as the same may be amended from time to time, the “Registration Rights Agreement”);

WHEREAS, the Company wishes to admit Preferred Member as a Member of the Company; and

WHEREAS, Preferred Member and Common Member desire to amend and restate the Original LLC Agreement in its entirety to provide for the regulation and establishment of the affairs of the Company, the conduct of the Company’s business and the relations among them as Members of the Company and to continue the Company as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Independent Manager hereby agree as follows:

Agreement

Article I
Definitions

Section 1.1 Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Academic Year” means the calendar year ending on August 31 of each year.

“Account Bank” means MVB Bank, Inc. or such replacement bank as may be selected by Managing Member and approved by Preferred Member.

“Additional Shares” has the meaning set forth in Section 11.2(b).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is obligated to restore pursuant to the Agreement or deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in paragraphs (4), (5) and (6) of Regulation Section 1.704-1(b)(2)(ii)(d).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with Regulations Section 1.704-1(b)(2)(ii)(d) to the extent relevant thereto and is to be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (i) any other Person who Controls, is Controlled by or is under common Control with such Person, (ii) any director or officer of such Person or any Person specified in clause (i) above, or (iii) any other Person in which such Person has a fifty percent (50%) or more beneficial interest or as to which such Person serves as a managing member, manager, general partner, trustee or in a similar fiduciary or management capacity.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Annual Leasing Plan” has the meaning set forth in Section 4.2(c).

“Approve,” “Approved” or “Approval” means the prior written approval of Preferred Member in connection with (i) a proposed Major Action that has been proposed by Managing Member or (ii) any other action, if any, that requires consent or approval of Preferred Member pursuant to the express terms of this Agreement.

“Approved Accountant” has the meaning set forth in Section 7.1(a).

“Approved Accounting Method” means the accrual method.

“Approved Budget” has the meaning set forth in Section 4.2(b).

“Approved Corporate Budget” has the meaning set forth in Section 4.2(b).

“Approved Midtown Row Property Budget” has the meaning set forth in Section 4.2(b).

“Approved New Tenants” has the meaning set forth in the definition of “Operating Income.”

“Approved Retail Property Budget” has the meaning set forth in Section 4.2(b).

“Approved Property Budget” means an Approved Retail Property Budget or Approved Midtown Row Property Budget.

“Arbitration Major Actions” has the meaning set forth in Section 4.1(e).

“Audit” has the meaning set forth in Section 7.4(d).

“Authorized Person” has the meaning set forth in Section 4.4(a).

“Bankruptcy Event” means, with respect to any Person, (i) the voluntary or involuntary commencement of a case by or against such Person under Title 11 of the United States Code (the “Bankruptcy Code”) or any other bankruptcy, insolvency, reorganization, debt arrangement, dissolution similar provision of state law now or hereafter in effect; (ii) the consent by such Person to any such case or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person; (iii) such Person makes an assignment for the benefit of creditors or agrees to a similar procedure under state law; (iv) the imposition of a judicial or statutory lien on all or a substantial part of such Person’s assets, unless the same is discharged or bonded over within twenty (20) days thereof; (v) the entry of an order for relief under the Bankruptcy Code against such Person; and/or (vi) such Person or its board of directors, members, partners or managers shall vote to implement, or otherwise consent to, any of the foregoing.

“Board-Managed Subsidiaries” has the meaning set forth in Section 10.1(m).

“Book Basis” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) The initial Book Basis of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as of the date of contribution.

(ii) The Book Basis of the Company Assets shall be adjusted to equal their respective gross fair market values if Preferred Member determines to restate Capital Accounts in accordance with the Regulations.

(iii) The Book Basis of any Company Asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by Preferred Member.

(iv) The Book Basis of all Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and subparagraphs (vi) of the definitions of “Net Profits” and “Net Losses” herein; provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

The Book Basis of all Company Assets shall be adjusted thereafter by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Broad Street” means Broad Street Realty, Inc., a Delaware corporation, and its successors and/or assigns.

“Broad Street Expenses” means the general/administrative and other expenses of the Broad Street Parties (other than the Company and its Subsidiaries).

“Broad Street Net Expense Budgeted Amount” means, for each month, the amount denoted as “Broad Street Net Expense Budgeted Amount” in the Approved Corporate Budget for such month.

“Broad Street Gross Receipts” means (1) with respect to the Excluded Property Owners, the net cash flow derived from the Excluded Properties after payment of property level expenses and required debt service to the extent permitted to be distributed by such Excluded Property Owner pursuant to the terms of the applicable Excluded Property Mortgage Loan Documents, and (2) with respect to all other Broad Street Parties (other than the Company and its Subsidiaries and excluding the Excluded Property Owners) all cash, proceeds, revenues and other amounts received by such Broad Street Parties, provided, however, with respect to brokerage commissions received by Broad Street Parties, Broad Street Gross Receipts shall only include the net amount of such commissions retained by the Broad Street Parties after payments of amounts due to the brokers employed by such Broad Street Party.

“Broad Street Party” means Broad Street and any of its direct or indirect Subsidiaries.

“Broad Street Realty Commercial Services” means Broad Street Realty Commercial Services, LLC, a Delaware limited liability company.

“Broker” has the meaning set forth in Section 10.20.

“BSV Highlandtown Investors” means BSV Highlandtown Investors LLC, a Delaware limited liability company.

“BSV Spotswood Investors” means BSV Spotswood Investors LLC, a Delaware limited liability company.

“BSR Property Manager” has the meaning set forth in Section 4.2(e).

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are closed for commercial banking business.

“Capital Account” means, when used with respect to any Member, the capital account maintained for such Member in accordance with Section 5.4 hereof, as such capital account may be increased or decreased from time to time pursuant to the provisions of Section 5.4.

“Capital Call Notice” means a written notice to the Common Member calling for Capital Contributions.

“Capital Contribution” means the amount of money and/or the agreed upon net fair market value Approved by Preferred Member of property contributed to the Company by a Member or its predecessor in interest on the date of contribution and shall include the contributions of such Member made pursuant to Section 5.1 and any other amount expressly deemed in this Agreement to be a capital contribution.

“Capital Contribution Default” has the meaning set forth in Section 11.5.

“Capital Event” means any (i) sale, sale lease-back, exchange, ground lease of all or a material portion of any Property or Excluded Property, taking by eminent domain, payment of insurance proceeds in connection with the damage or destruction of a Property or Excluded Property (but only to the extent that such proceeds are not required by the applicable Mortgage Loan Document or Excluded Mortgage Loan Document, as applicable, to be used to repair or rebuild such Property or Excluded Property, as applicable, or otherwise used to repay the applicable Mortgage Loan, or applicable Excluded Property Mortgage Loan) or other disposition of all or any part of any Property or Excluded Property or any of the Company’s or Subsidiaries’ assets (other than tangible personal property that is not disposed of in connection with a disposition of real property), or (ii) financing or refinancing of any Company or Subsidiary indebtedness or the Excluded Property Mortgage Loans; provided, however, that the receipt by the Company of Capital Contributions shall not constitute Capital Events.

“Capital Expenditures” means any expenses at the Properties related to capital expenditures, redevelopment (related to current improvements), tenant improvements, tenant allowances and leasing commissions.

“Capitalized Preferred Return” means Preferred Return that shall accrue on and be added to the Preferred Equity Investment in any given month, in each case in accordance with this Agreement.

“Cash Flow Pledge Agreement” means that certain Cash Flow Pledge Agreement, made by Common Member, as pledgor, in favor of Preferred Member, dated as of the date hereof.

“Certificate” has the meaning set forth in the preliminary statement.

“Change of Control” means any of the following: (i) any person constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), other than Michael Jacoby or Thomas Yockey, directly or indirectly, of shares or other equivalents of Broad Street then outstanding and normally entitled to vote in the election of directors representing more than fifty percent (50%) of the total voting power of all classes of shares or other equivalents of Broad Street then outstanding and normally entitled to vote in the election of directors; (ii) any merger or consolidation of Broad Street or Common Member with any other person, whether or not Broad Street or Common Member is the surviving entity; (iii) the sale, lease, Transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of Broad Street and its Subsidiaries, or the Company and its Subsidiaries, in each case taken as a whole (other than a transaction constituting a Qualified Public Offering); (iv) any change in Broad Street’s ability to directly or indirectly exercise exclusive Control over Common Member and the Company (other than a change resulting from the Preferred Member’s exercise of the Takeover/Unilateral Sale Right pursuant to Section 11.4(b)); (v) Broad Street ceasing to own at least seventy percent (70%) of the limited partner interests in Common Member without the Approval of Preferred Member (which shall not be unreasonably withheld, conditioned or delayed); or (vi) Common Member ceasing to own one hundred percent (100%) of the issued and outstanding equity interests in the Company (other than the Preferred Equity Investment).

“Clearing Account Agreement” means that certain Deposit Account Control Agreement, dated as of the Closing Date, by and among the Company, Common Member, Preferred Member and Account Bank.

“Closing Date” means the date as set forth in the caption of this Agreement.

“Closing Date Deposit” has the meaning set forth in Section 4.7(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Common Member” has the meaning set forth in the caption to this Agreement.

“Common Member Contribution” means the Common Member’s Capital Contribution made or deemed made on the Closing Date in the amount set forth on Schedule 3.1 attached hereto.

“Common Member Equity Interests” has the meaning set forth in the preliminary statement.

“Common Membership Interest” means the Interest in the Company issued to the Common Member in consideration of the Common Member Contribution.

“Common Stock” means the common stock, $0.01 par value per share, of Broad Street.

“Company” has the meaning set forth in the caption to this Agreement.

“Company Accounts” has the meaning set forth in Section 7.6.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the Company’s interest in the Subsidiaries, any Property (if any) and each or any other assets of the Company.

“Company Minimum Gain” has the meaning assigned the term “partnership minimum gain” in Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Holding Account” has the meaning set forth in Section 4.7(a).

“Company Nonrecourse Deductions” has the meaning given the term “nonrecourse deductions” in Regulation Section 1.704-2(b)(1) and Regulation Section 1.704-2(b)(2). The amount of Company Nonrecourse Deductions for a Fiscal Year is determined in accordance with Regulation Section 1.704-2(c).

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the Person in question (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Conversion” has the meaning set forth in Section 11.2(a).

“Conversion Price” has the meaning set forth in Section 11.2(c)(ii).

“Conversion Amount” has the meaning set forth in Section 11.2(c)(i).

“Coral Hills Property” means those certain parcels of land more particularly described on Exhibit H, and all easements and appurtenances thereto, including Coral Hills Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and all related improvements and structures located thereon, together with all licenses and permits, Property Contracts, Leases and all other tangible and/or intangible property related thereto, excluding the Portfolio Loan Documents.

“Coral Hills Property Owner” means BSV Coral Hills, LLC, a Maryland limited liability company.

“Crestview Square Property” means those certain parcels of land more particularly described on Exhibit I, and all easements and appurtenances thereto, including Crestview Square

Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and all related improvements and structures located thereon, together with all licenses and permits, Property Contracts, Leases and all other tangible and/or intangible property related thereto, excluding the Portfolio Loan Documents.

“Crestview Square Property Owner” means BSV Crestview Square LLC, a Maryland limited liability company.

“Cromwell Field Loan Documents” means, collectively, all documents and instruments evidencing or securing the Cromwell Field Mortgage Loan.

“Cromwell Field Mortgage Loan” means that certain mortgage loan, granted by BVFL I FI LLC, a Delaware limited liability company, as lender, to Cromwell Field Property Owner pursuant to that certain Loan Agreement dated as of February 1, 2017, by and between BVFL I FI LLC, a Delaware limited liability company, as lender, and Cromwell Field Property Owner, as borrower, as amended.

“Cromwell Field Property” means those certain parcels of land more particularly described on Exhibit G, and all easements and appurtenances thereto, including Cromwell Field Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and all related improvements and structures located thereon, together with all licenses and permits, Property Contracts, Leases and all other tangible and/or intangible property related thereto, excluding the Cromwell Field Loan Documents.

“Cromwell Field Property Outside Date” means December 31, 2022.

“Cromwell Field Property Owner” means BSV Cromwell Property LLC, a Maryland limited liability company.

“Cromwell Field Transfer” has the meaning set forth in Section 4.11(c).

“Current Preferred Return” means Preferred Return to be satisfied with a distribution to Preferred Member in accordance with this Agreement.

“Debt Service” means debt service or mandatory amortization amounts under (i) any Mortgage Loan, (ii) the Mezzanine Loan or (iii) any other secured or unsecured indebtedness incurred for money borrowed by the Company or any Subsidiary thereof Approved by Preferred Member in accordance with the terms hereof.

“Deficiency” has the meaning set forth in Section 11.5.

“Dekalb Plaza Property” means those certain parcels of land more particularly described on Exhibit J, and all easements and appurtenances thereto, including Dekalb Plaza Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and all related improvements and structures located thereon, together with all licenses and permits, Property Contracts, Leases and all other tangible and/or intangible property related thereto, excluding the Portfolio Loan Documents.

“Dekalb Plaza Property Owner” means BSV Dekalb LLC, a Pennsylvania limited liability company.

“Delaware Law Payment Grace Period” is defined in the definition of “Trigger Event.”

“Delaware Law Payment Default” is defined in the definition of “Trigger Event.”

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Book Basis of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by Preferred Member.

“Distribution” means any cash, securities, property or other assets distributed to a Member by the Company.

“Distribution Date” means the first (1st) calendar day of each month, and if such day is not a Business Day, then the Business Day immediately following such day.

“Distribution Period” has the meaning set forth in Section 6.3(b).

“Dividend Cap” has the meaning set forth in Section 6.4(a)(vii).

“Employment Agreement” means that certain Employment Agreement, dated as of December 17, 2019, by and among Broad Street, Common Member and Michael Jacoby, as may be amended from time to time with the Approval of Preferred Member.

“Encumbrance” means, with respect to the Excluded Properties, any liens, restrictions, warrants, options, charges, claims or other encumbrances of any nature whatsoever.

“Entitlements” means any and all entitlements, permits and governmental approvals, including any and all building permits, special permits, rezoning, subdivisions, variances, or authorizations required by applicable law, and any and all required approvals, consents, and authorizations required under any covenants, conditions and restrictions binding on any Property.

“Excess Cash Flow” has the meaning set forth in Section 4.7(c).

“Excess Cash Flow Account” has the meaning set forth in Section 4.7(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

“Excluded Properties” means the Highlandtown Property, the Spotswood Property, the Cromwell Field Property and the Portfolio Properties.

“Excluded Properties Covenant” has the meaning set forth in Section 4.11.

“Excluded Property Certificate” shall mean a certificate delivered by Common Member and certified by an officer of Common Member, in form and substance acceptable to Preferred Member, certifying that the representations and warranties contained in Section 3.2 of the Investment Agreement remain true, correct and complete in all respects with respect to the Properties, as such term is updated herein to include only the Highlandtown Property, the Spotswood Property, the Cromwell Field Property or the Portfolio Properties, as applicable, and the Property Owners, as such term is updated herein to include only the Highlandtown Property Owner, the Spotswood Property Owner, the Cromwell Field Property Owner or the Portfolio Property Owners, as applicable.

“Excluded Property Mortgage Loans” means, collectively, the Highlandtown Mortgage Loan, the Spotswood Mortgage Loan, the Cromwell Field Mortgage Loan, and the Portfolio Mortgage Loan.

“Excluded Property Mortgage Loan Documents” means, collectively, all documents and instruments evidencing or securing each Excluded Property Mortgage Loan in effect from time to time.

“Excluded Tenants” is defined in the definition of “Operating Income.”

“Exit Date” means the date which is five (5) years after the Closing Date, as same may be extended or accelerated pursuant to the terms hereof.

“Exit Fee” means an amount equal to (i) if payable prior to the consummation of a Qualified Public Offering, ten million dollars ($10,000,000) and (ii) if payable upon or following the consummation of a Qualified Public Offering, zero dollars ($0).

“Fiscal Year” means the calendar year ending on December 31 of each year, unless otherwise required by the Code.

“For Cause Removal Occurrence” has the meaning set forth in Section 4.1(c).

“Form Recognition Agreement” has the meaning set forth in Section 4.11(a).

“Fortress” means Fortress Investment Group LLC or any successor thereto.

“Fortress Investor Group” has the meaning set forth in Section 11.8.

“Fortress Managed Entities” shall mean any fund, account or other Person advised, managed, Controlled or sponsored, directly or indirectly, by Fortress or any of its Affiliates.

“Fortress Party” means Fortress and any of its Affiliates.

“Fortress Related Parties” has the meaning set forth in Section 11.7.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, consistently applied.

“Governance Agreement” has the meaning set forth in the preliminary statement.

“Governmental Entity” means any court, tribunal, department, body, board, bureau, administrative agency, commission or other authority or instrumentality of any governmental unit, whether U.S. federal, state, local or foreign.

“Group” means, with respect to the Common Member, the Common Member and its Affiliates (other than Preferred Member or any designee of Preferred Member); provided, however, that in no event shall Preferred Member or any other Fortress Party be deemed to be part of the Common Member’s Group.

“Highlandtown Property Outside Date” means May 6, 2023.

“Highlandtown Loan Documents” means, collectively, all documents and instruments evidencing or securing the Highlandtown Mortgage Loan.

“Highlandtown Mortgage Loan” means that certain mortgage loan, granted by U.S. Bank National Association, as Trustee for the Registered Holders of Comm 2013-CCRE8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, as lender, as successor-in-interest to Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership, to Highlandtown Property Owner pursuant to that certain Loan Agreement, dated as of April 17, 2013, by and between U.S. Bank National Association, as Trustee for the Registered Holders of Comm 2013-CCRE8 Mortgage Trust Commercial Mortgage Pass-Through Certificates, as lender, and Highlandtown Property Owner, as borrower, as amended.

“Highlandtown Property” means those certain parcels of land more particularly described on Exhibit E, and all easements and appurtenances thereto, including Highlandtown Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and all related improvements and structures located thereon, together with all licenses and permits, Property Contracts, Leases and all other tangible and/or intangible property related thereto, excluding the Highlandtown Loan Documents.

“Highlandtown Property Owner” means BSV Highlandtown LLC, a Maryland limited liability company.

“Highlandtown Transfer” has the meaning set forth in Section 4.11(a).

“IM Signatory” has the meaning set forth in Section 7.6.

“Indemnitee” has the meaning set forth in Section 3.2.

“Independent Manager” means an individual who has prior experiences as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by Corporation Service Company, CT Corporation, Lord Securities Corporation, National Registered Agents, Inc., Stewart Management Company, or, if none of those companies is then providing professional independent managers, another nationally-recognized company Approved by Preferred Member, in each case that is not an Affiliate of the Company or any Fortress Party and that provides professional independent managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Manager and is not, and has never been, and will not while serving as Independent Manager be, any of the following:

(i) a member, partner, equityholder, manager, director, officer or employee of the Company, any Member, any Fortress Party or any of their respective equityholders or Affiliates (other than as an Independent Manager of the Company or an Affiliate of the Company that is not in the direct chain of ownership of the Company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager is employed by a company that routinely provides professional independent directors in the ordinary course of its business);

(ii) a creditor, supplier or service provider (including provider of professional services) to the Company, or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent managers and other corporate services to the Company or any of its equityholders or Affiliates in the ordinary course of its business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being an Independent Manager of a “special purpose entity” affiliated with the Company shall be qualified to serve as an Independent Manager of the Company, provided that the fees that such individuals earns from serving as Independent Manager of affiliates of the Company in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. The same persons may not serve as Independent Manager of the Company and any Member.

“Initial Preferred Equity Investment” means an amount equal to Eighty Million and No/100 Dollars ($80,000,000.00).

“Interest” means the interest of a Member in the Company, including the right of such Member in the capital, profits and losses of, and Distributions from, the Company, and the right of such Member to any and all benefits to which such Member may be entitled under this Agreement.

“Interest Reserve” has the meaning set forth in Section 6.4(a)(v).

“Interest Transfer” has the meaning set forth in Section 9.1(a).

“Investment Agreement” has the meaning set forth in the preliminary statement.

“IPO Price” has the meaning set forth in Section 11.2(c)(iii).

“Key Man Event” means the occurrence of an event where Michael Jacoby either (i) ceases to be employed as the Chief Executive Officer of Broad Street, (ii) is not actively involved in (and spending the majority of his time on) the management of the Company and direction of Broad Street on a day-to-day basis, or (iii) ceases to own an aggregate of at least 3,802,594 OP Units and shares of Common Stock (in each case, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the OP Units or Common Stock), and in the event of any of the foregoing, Broad Street failed to appoint a replacement reasonably acceptable to Preferred Member within ninety (90) days of such event.

“Lamar Station Plaza Mortgage Loan” means that certain mortgage loan, granted by CIBC Bank USA, an Illinois state chartered bank, f/k/a The PrivateBank and Trust Company, as lender, to Lamar Station Plaza Property Owner pursuant to that certain Loan Agreement, dated as of December 4, 2015, by and between CIBC Bank USA, an Illinois state chartered bank, f/k/a The PrivateBank and Trust Company, as lender, and Lamar Station Plaza Property Owner, as borrower, as amended.

“Lamar Station Plaza Mortgage Loan Extension” means that certain Third Amendment to Loan Agreement, dated as of the date hereof, by and between Lamar Station Plaza Property Owner, as borrower, and CIBC Bank USA, an Illinois state chartered bank, as lender, and that certain Allonge and First Amendment to Consolidated Amended and Restated Promissory Note, dated as of the date hereof, by and between Lamar Station Plaza Property Owner, as borrower, and CIBC Bank USA, an Illinois state chartered bank, as bank.

“Lamar Station Plaza Property Owner” means BSV Lamar West LLC, f/k/a BSV Lamont JCRS LLC, a Delaware limited liability company.

“Lamont Street Partners” means Lamont Street Partners LLC, a Delaware limited liability company.

“Lease” means any lease, sublease, license or other occupancy agreement at any Property.

“Liabilities” has the meaning set forth in Section 3.2.

“Liquidator” means (i) the Managing Member or (ii) such other Person who is appointed by the Managing Member or in accordance with applicable law to take all actions related to the winding up of the Company’s business and the distribution of the Company’s assets.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Lost Value” has the meaning set forth in Section 11.2(c)(iv).

“Major Action” or “Major Actions” has the meaning set forth in Section 4.1(a).

“Major Lease” means any Lease demising space in excess of 5,000 square feet.

“Managing Member” means the Managing Member appointed (or designated) and serving in such capacity in accordance with this Agreement, which initially shall be the Common Member.

“Mandatory Redemption” has the meaning set forth in Section 11.1(b).

“Material Contract” means (i) any contract with respect to tenant improvement costs and leasing costs at the Properties or Capital Expenditures in either case in which Broad Street or any Broad Street Party’s obligations exceed more than $300,000.00 in any twelve (12) months; provided, however, that, to the extent that tenant improvement costs in any Lease are approved in connection with the approval of such Lease pursuant to Section 4.2(d) and such Lease includes a specific budget for performance of tenant improvement work then any contract relating to such tenant improvement costs that is within the scope of the budget contained in such approved Lease shall not be considered a Material Contract, (ii) any other contract (A) in which Broad Street or any Broad Street Party’s obligations exceed more than $100,000.00 in any twelve (12) months, (B) that is for a term of longer than one (1) year, or (C) is not terminable on thirty (30) days’ notice without penalty, (iii) the Midtown Row Condominium Documents and (iv) the Midtown Row Property Management Agreement, and any other property management agreement, leasing agreement or development management agreement for a Property with a Person that is not BSR Property Manager.

“Member” or “Members” has the meaning set forth in the caption to this Agreement.

“Member Nonrecourse Debt” means a nonrecourse debt of the Company within the meaning of Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means that amount determined in accordance with the principles of Regulation Section 1.704-2(i)(3) pertaining to “partner nonrecourse debt minimum gain.”

“Member Nonrecourse Deductions” means the items of loss, deduction, and expenditure attributable to Member Nonrecourse Debt within the meaning of Regulation Section 1.704-2(i)(2).

“Member Transfer” has the meaning set forth in Section 9.1(a).

“Mezzanine Borrower” means BSR Midtown Current Parent LLC, a Delaware limited liability company.

“Mezzanine Lender” means CF Flyer Mezz Lender LLC, a Delaware limited liability company.

“Mezzanine Loan” means that certain mezzanine loan made to Mezzanine Borrower in the amount of $15,000,000 pursuant to the Mezzanine Loan Agreement, as may be extended or refinanced.

“Mezzanine Loan Agreement” means that certain Mezzanine Loan Agreement, dated as of the date hereof, by and between Mezzanine Lender, as lender, and Mezzanine Borrower, as borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Documents” means, collectively, all documents and instruments evidencing or securing the Mezzanine Loan, including the Mezzanine Loan Agreement.

“Midtown Row” means the student housing facility and retail facilities commonly known as “Midtown Row Current” and located at 201-221 Monticello Avenue, Williamsburg, Virginia and consisting of the “Residential Unit”, “Retail Unit 1” and Retail Unit 2” in the Midtown Row Condominium.

“Midtown Row Building 10 Property” means those certain parcels of land more particularly described on Exhibit K, and all easements and appurtenances thereto, including Midtown Row Building 10 Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and all related improvements and structures located thereon, together with all licenses and permits, Property Contracts, Leases and all other tangible and/or intangible property related thereto, excluding the Portfolio Loan Documents.

“Midtown Row Building 10 Property Owner” means BSV Lamonticello Owner LLC, a Virginia limited liability company.

“Midtown Row Condominium” means the condominium established pursuant to the Midtown Row Condominium Declaration.

“Midtown Row Condominium Declaration” means that certain Declaration of Midtown Row Commercial Condominium dated as of January, 2021 and recorded February 4, 2021 in the Land Records of the City of Williamsburg and County of James City, Commonwealth of Virginia.

“Midtown Row Condominium Documents” means the Midtown Row Condominium Declaration and the by-laws of the Midtown Row Condominium and any equivalent documents governing the Midtown Row Condominium.

“Midtown Row Mortgage Loan” means that certain mortgage loan, granted by American General Life Insurance Company and The Variable Annuity Life Insurance Company, as lender, to Midtown Row Property Owner, pursuant to that certain Loan Agreement, dated as of the date hereof, by and between American General Life Insurance Company and The Variable Annuity Life Insurance Company, as lender, and Midtown Row Property Owner, as borrower.

“Midtown Row Mortgage Loan Documents” means, collectively, all documents and instruments evidencing or securing the Midtown Row Mortgage Loan as of the date hereof.

“Midtown Row Property Management Agreement” means that certain Residential Management Agreement by and between Broad Street Realty, Inc., and Bridger Corp., as property manager, dated as of December 22, 2021 relating to the “Residential Unit” in the Midtown Row Condominium.

“Midtown Row Property Owner” means BSR Midtown Current LLC, a Delaware limited liability company.

“Minimum IPO Price” has the meaning set forth in Section 11.2(c)(v).

“Mortgage Lender” means each lender listed on Exhibit B.

“Mortgage Loan” means, individually or collectively, as the context may require, (i) those certain mortgage loans existing as of the date hereof as described on Exhibit B made to the applicable Property Owner, secured by, among other things, a mortgage lien on the applicable Property, (ii) the New Highlandtown Mortgage Loan following the execution and origination of such loan, (iii) the New Spotswood Mortgage Loan following the execution and origination of such loan, (iv) the New Cromwell Field Mortgage Loan following the execution and origination of such loan, (v) the New Portfolio Mortgage Loan following the execution and origination of such loan and (vi) any other future mortgage or mezzanine financing or refinancing with respect to any Property Approved by Preferred Member or otherwise entered into in accordance with this Agreement.

“Mortgage Loan Documents” means, collectively, all documents and instruments evidencing or securing each Mortgage Loan in effect from time to time.

“Necessary Expenses” means any amounts necessary to be funded to the Company, in the good faith judgment of Preferred Member, (i) in connection with any situation with respect to the operation of the Company’s business, any Subsidiaries’ business or any Property where the expenditure of funds (whether to make an emergency repair or replacement or otherwise) is necessary: (A) to avoid imminent material damage to all or any material portion of such Property, (B) to protect the safety of any person from imminent harm, or (C) to remediate any fire, life safety or other items requiring immediate repairs in any property condition report or similar report or inspection of any Property, (ii) to pay any expenses set forth in an Approved Budget that is not paid from Property revenues, (iii) to pay any trade payables that are thirty (30) days past due, or (iv) for purposes of enabling the Company or any Subsidiary or any Broad Street Party to make any payment required under a Mortgage Loan or required to cure or avoid a default or any event that could reasonably be expected to result in a default under any Mortgage Loan.

“Net Capital Proceeds” means all proceeds from Capital Events received from the sale, financing, refinancing or other disposition of the Properties or Excluded Properties, and all proceeds and other cash flow generated by the Properties or Excluded Properties that does not constitute Net Cash Flow, including, for the avoidance of doubt, non-recurring cash flow and with respect to any Mortgage Loan or Excluded Property Mortgage Loan, any amounts released from reserves, escrows or holdbacks, earnout funds or any other funding of loan proceeds not required by the applicable loan documents to be applied to identified expenses of the subject Property, in each case net of (i) actual costs and expenses actually incurred in connection with the applicable sale, financing, refinancing or disposition transaction, (ii) the repayment of applicable Mortgage Loans, Excluded Property Mortgage Loans and/or the Mezzanine Loan and (iii) any Reserves held or other use of proceeds in connection with a financing or refinancing in each case that are expressly Approved by Preferred Member; provided that “Net Capital Proceeds” shall be increased by any reduction of Reserves previously established pursuant to clause (iii) to the extent such funds are distributed to the Company or any of its Subsidiaries.

“Net Cash Flow” means all cash generated by the Properties after payment of (i) Property-level Operating Expenses actually incurred by any Property Owner and paid in accordance with the Approved Budget, (ii) Debt Service, and (iii) deposits into any Reserves required under the Mortgage Loans and the Mezzanine Loan.

“Net Losses” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of loss and deduction for such year or other period over (b) the Company’s items of income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i) Any income of the Company that is exempt from U.S. federal income tax, and not otherwise taken into account in computing Net Losses, will be considered an item of income.

(ii) Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.

(iii) Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of income or loss, respectively.

(iv) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Losses, will be considered an item of deduction.

(v) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.

(vi) To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Losses.

(vii) Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Losses.

The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.

“Net Operating Income” means the Operating Income for the trailing four (4) quarter period less the Operating Expenses for the trailing four (4) quarter period, each of which shall be in accordance with Preferred Member’s reasonable underwriting practices, provided that such adjustments are consistent with adjustments made by Affiliates of Preferred Member in similar preferred equity investments and commercial real estate loans with properties that are similar to the Properties, including adjustments for Operating Expense reimbursements, taxes, insurances payments, and items of a non-recurring nature.

“Net Profits” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of income and gain for such year or other period over (b) the Company’s items of deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in computing Net Profits, will be considered an item of income.

(ii) Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.

(iii) Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of income or loss, respectively.

(iv) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits, will be considered an item of deduction.

(v) In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.

(vi) To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits.

(vii) Notwithstanding any other provision of this Paragraph, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 of this Agreement shall not be taken into account in computing Net Profits.

The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 of this Agreement shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.

“New Portfolio Mortgage Loan” has the meaning set forth in Section 4.11(d).

“New Cromwell Field Mortgage Loan” has the meaning set forth in Section 4.11(c).

“New Highlandtown Mortgage Loan” has the meaning set forth in Section 4.11(a).

“New Spotswood Mortgage Loan” has the meaning set forth in Section 4.11(b).

“Non-Paying Member” has the meaning set forth in Section 7.3(b)(ii).

“OP Agreement” means the Agreement of Limited Partnership of the Common Member, as amended.

“OP Units” means the units of limited partner interest in Common Member.

“Operating Distribution Waterfall” has the meaning set forth in Section 6.4(a).

“Operating Expenses” means the Company’s share of all expenditures, computed in accordance with the Approved Accounting Method (or such other accounting basis as is consistent with the methodology used in preparing the financial data delivered to Preferred Member in connection with this Agreement), of whatever kind relating to the operation, maintenance and management of the Properties and Excluded Properties that are incurred by any Property Owner or any Excluded Property Owner on a regular monthly or other periodic basis, including (without duplication) utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, ground rent under any ground lease, operational equipment or other lease payments, but specifically excluding (i) depreciation, (ii) Debt Service, (iii) non-recurring or extraordinary expenses (other than Capital Expenditures), (iv) income taxes, (v) expenses incurred in connection with the making of the Preferred Equity Investment, and (vi) any item classified as an Operating Expense which is paid for by any tenant without reimbursement from any Property Owner or any Excluded Property Owner.

“Operating Income” means the Company’s share of all income actually collected, derived from the ownership and operation of the Properties and Excluded Properties from whatever source, including:

(i) (a) annualized base rental income (excluding rents allocable to any free rent period in any Lease) for the prior quarter reflected in a current rent roll for all tenants (1) in occupancy and open for business, (2) the tenants listed on Schedule J attached hereto (“Approved New Tenants”) unless such Approved New Tenants become Excluded Tenants, and (3) without duplication, other tenants under newly executed Leases to the extent that (x) such tenants have taken possession of their premises and initiated any tenant improvement work or build-out of their premises contemplated under such Lease, and (y) the actual rent commencement date under such Lease shall be scheduled to occur under the Lease within the following twelve (12) months minus (b) the annualized rental income for the prior quarter for any tenant that has (I) declared bankruptcy, (II) provided a notice of termination or store closure, (III) has failed to provide notice of renewal per tenant’s option within the time period required under their lease unless within 10 Business Days of such date such tenant is actively engaged and remains actively engaged via written proposals with landlord surrounding a lease extension, or (IV) failed to execute a renewal within three (3) months prior to the expiration of its current Lease (“Excluded Tenants”) unless otherwise agreed by Preferred Member and minus (c) any deferred income payments received which are not already excluded herein;

(ii) actual percentage rent received in the trailing 12-month period; and

(iii) common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries and other miscellaneous income.

Notwithstanding the foregoing or anything to the contrary contained herein, “Operating Income” shall exclude rental income from Excluded Tenants, operating expense reimbursements received from Excluded Tenants at the Properties, tax reimbursements received from Excluded Tenants at the Properties, sales, use and occupancy or other taxes on receipts required to be accounted for by the borrower under any Mortgage Loan to any Governmental Entity, refunds and uncollectable accounts, sales of furniture, fixtures and equipment, interest income from any source other than the escrow accounts and/or reserve accounts required pursuant to this Agreement or the Mortgage Loan Documents and the Excluded Property Mortgage Loan Documents, insurance proceeds (other than business interruption or other loss of income insurance), any compensation paid by any Governmental Entity in connection with a condemnation in respect of all or any part of any Property or an Excluded Property (other than for a temporary condemnation), unforfeited security deposits, utility and other similar deposits, income from tenants delinquent in base rent in excess of thirty (30) days, income from tenants in bankruptcy, non-recurring or extraordinary income, including lease termination payments, and any disbursements to Mortgage Borrower and Excluded Property Mortgage Borrower from Reserves.

“Original LLC Agreement” has the meaning set forth in the preliminary statement.

“Origination Fee” means an amount equal to Eight Hundred Thousand and No/100 Dollars ($800,000.00), which shall be paid by the Company to Preferred Member in cash on the Closing Date.

“Payment Default” means any of the following: (i) the failure of the Company to (x) distribute Net Cash Flow in accordance with, and in the order of priority required by, Section 6.4(a) or, if applicable, Section 11.4(a), or (y) distribute Net Capital Proceeds in accordance with, and in the order of priority required by, Section 6.4(c); (ii) the failure of Preferred Member to be paid, within five (5) Business Days after any Distribution Date, all accrued and unpaid Current Preferred Return due to Preferred Member on such Distribution Date; or (iii) in connection with a Trigger Event Redemption, the failure of the Company to pay to Preferred Member the full amount of the applicable Redemption Amount owed to Preferred Member, and all other sums in respect of the entire Preferred Equity Investment, in cash, on the Trigger Event Redemption Date.

“Permitted Cost Variances” means (i) with respect to any Approved Budget, total variances for all line items set forth in such Approved Budget not exceeding seven and one-half percent (7.5%) of the total amounts set forth in such Approved Budget in any Fiscal Year or Academic Year, as applicable, and (ii) with respect to any Approved Property Budget for any Property, total variances for all line items set forth in such Approved Property Budget for such Property not exceeding seven and one-half percent (7.5%) of the total amounts set forth in such Approved Property Budget for such Property in any Fiscal Year or Academic Year, as applicable.

“Permitted Uses” has the meaning set forth in Section 4.7(c).

“Person” or “person” means an individual, corporation, association, partnership, limited liability company, trust, joint venture, business trust or unincorporated organization or other entity or organization, or a Governmental Entity.

“Portfolio” means all Properties owned directly or indirectly by the Company or any Subsidiary of the Company.

“Portfolio Loan Documents” means, collectively, all documents and instruments evidencing or securing the Portfolio Mortgage Loan.

“Portfolio Lender” means BIG Real Estate Finance I, LLC, a Delaware limited liability company.

“Portfolio Mortgage Loan” means that certain mortgage loan, granted by Portfolio Lender, as lender, to each of the Portfolio Property Owners, pursuant to that certain Amended and Restated Loan Agreement, dated as of December 27, 2019, by and between Portfolio Lender, as lender, and each Portfolio Property Owner, collectively, as borrowers.

“Portfolio Properties” means, collectively, each of the Crestview Square Property, the Coral Hills Property, the Dekalb Plaza Property, the Midtown Row Building 10 Property, the West Broad Commons Property and the Williamsburg Property.

“Portfolio Properties Outside Date” means June 30, 2023.

“Portfolio Property Owners” means, collectively, each of the Crestview Square Property Owner, the Coral Hills Property Owner, the Dekalb Plaza Property Owner, the Midtown Row Building 10 Property Owner the West Broad Commons Property Owner and the Williamsburg Property Owner.

“Preferred Early Redemption” has the meaning set forth in Section 11.1(a).

“Preferred Early Redemption Date” has the meaning set forth in Section 11.1(a).

“Preferred Equity Documents” means (i) the Investment Agreement, (ii) the Contribution and Assignment of Membership Interests Agreement, between the Common Member and the Company, (iii) the Contribution and Assignment of Membership Interests Agreement, between Broad Street Big First OP LLC and the Company, and (iv) all documents and certificates contemplated thereby or delivered in connection therewith as necessary to effectuate Closing (as defined in the Investment Agreement).

“Preferred Equity Investment” means with respect to Preferred Member, (i) the amount of Capital Contributions contributed to the Company by Preferred Member at any point in time pursuant to the provisions hereof (including pursuant to Sections 5.1(a) and 11.5 hereof) plus (ii) the accrued Capitalized Preferred Return. The parties acknowledge that (A) as of the Closing Date, Preferred Member has funded the Initial Preferred Equity Investment to the Company and (B) notwithstanding anything herein to the contrary, Preferred Member shall have no obligation to fund any Capital Contributions to the Company in excess of the Initial Preferred Equity Investment. The amount of the Initial Preferred Equity Investment is reflected on Schedule 3.1 attached hereto (as the same may be updated from time to time in accordance with the terms of this Agreement to reflect the then-current amount of the Preferred Equity Investment, provided that the failure to so update Schedule 3.1 shall in no way impact or affect the actual amount of the Preferred Equity Investment).

“Preferred Member” has the meaning set forth in the caption to this Agreement.

“Preferred Member Expenses” has the meaning set forth in Section 4.5.

“Preferred Membership Interest” means the Interest in the Company issued to Preferred Member in consideration of Preferred Member’s Preferred Equity Investment.

“Preferred OP Units” means the OP Units designated as Series A Preferred Partnership Units under the OP Agreement.

“Preferred Return” means a return on any outstanding Preferred Equity Investment, payable in arrears, compounded monthly and calculated on the basis of a 360-day year and the actual number of days elapsed, equal to:

(i) commencing on the Closing Date and continuing through the first anniversary of the Closing Date, twelve percent (12.0%) per annum, consisting of five percent (5%) Current Preferred Return and seven percent (7%) Capitalized Preferred Return;

(ii) commencing on the first anniversary of the Closing Date and continuing through the second anniversary of the Closing Date, thirteen percent (13.0%) per annum, consisting of five percent (5%) Current Preferred Return and eight percent (8%) Capitalized Preferred Return;

(iii) commencing on the second anniversary of the Closing Date and continuing through the third anniversary of the Closing Date, fourteen percent (14.0%) per annum, consisting of five percent (5%) Current Preferred Return and nine percent (9%) Capitalized Preferred Return;

(iv) commencing on the third anniversary of the Closing Date and continuing through the fourth anniversary of the Closing Date, fifteen percent (15.0%) per annum, consisting of five percent (5%) Current Preferred Return and ten percent (10%) Capitalized Preferred Return;

(v) commencing on the fourth anniversary of the Closing Date and continuing through the fifth anniversary of the Closing Date, sixteen percent (16.0%) per annum, consisting of five percent (5%) Current Preferred Return and eleven percent (11%) Capitalized Preferred Return; and

(vi) commencing on the fifth anniversary of the Closing Date and continuing until the full Redemption Amount has been received by Preferred Member, nineteen percent (19.0%) per annum until the sixth anniversary of the Closing Date plus an additional three percent (3.0%) per annum commencing on the sixth anniversary of the Closing Date and on each subsequent anniversary thereafter (i.e. the Preferred Return is increased by an additional 3% per annum on the sixth anniversary of the Closing Date and on each subsequent anniversary of the Closing Date thereafter until the Redemption Amount is paid in full), all of which shall be Current Preferred Return.

For the avoidance of doubt, an illustrative payment schedule with respect to the Preferred Return is attached as Schedule A hereto. Notwithstanding the foregoing or anything to the contrary contained herein, at all times prior to the consummation of the Portfolio Transfer, (a) the Preferred Return shall be the amount set forth hereinabove in subsections (i) through (vi) plus four and three quarters percent (4.75%), (b) the Current Preferred Return will remain the same as set forth hereinabove in items (i) through (v), and (c) the Capitalized Preferred Return shall be the amount set forth hereinabove in subsections (i) through (v), plus four and three quarters percent (4.75%).

“Priority Return Rate” means the lesser of (i) the maximum rate permitted by applicable law and (ii) the rate equal to the sum of the then-applicable Preferred Return plus four percent (4%) per annum, compounded monthly and calculated on the basis of a 360-day year and the actual number of days elapsed; provided, that return on any outstanding Preferred Equity Investment while the Priority Return Rate is in effect shall be payable in cash as Current Preferred Return.

“Prohibited Transferee” means (a) any Mortgage Lender or any Affiliate of any Mortgage Lender or (b) any Person (i) who is the subject of any pending Bankruptcy Event, (ii) who is a minor or (iii) who otherwise lacks legal capacity.

“Property” means individually or collectively as the context may require, (i) the real properties listed on Exhibit A hereto which are owned by a Subsidiary of the Company as of the date hereof, (ii) following the consummation of the Highlandtown Transfer, the Highlandtown Property, (iii) following the consummation of the Spotswood Transfer, the Spotswood Property, (iv) following the consummation of the Cromwell Field Transfer, the Cromwell Field Property, (v) following the consummation of the Portfolio Transfer, the Portfolio Properties, and (vi) any additional real property or interests in real property acquired by the Company or any Subsidiary following the date hereof in accordance with the terms of this Agreement.

“Property Contracts” means the contracts, equipment leases, purchase orders, maintenance, service, and similar contracts and other agreements which any Property Owner is a party to, or relating to the ownership, operation, construction, repair and/or maintenance of any Property.

“Property Management Agreement” has the meaning set forth in Section 4.2(e).

“Property Management Agreement Side Letter” means that certain Property Management Agreement Side Letter, by and among BSR Property Manager, Preferred Member, each Property Owner and Preferred Member, dated as of the date hereof.

“Property Owner” means (i) the entities listed on Exhibit A next to the applicable Property owned by such entity, (ii) following the consummation of the Highlandtown Transfer, Highlandtown Property Owner, (iii) following the consummation of the Spotswood Transfer, Spotswood Property Owner, (iv) following the consummation of the Cromwell Field Transfer, the Cromwell Field Property Owner and (v) following the consummation of the Portfolio Transfer, the Portfolio Property Owners.

“Proposed Budget” has the meaning set forth in Section 4.2(b).

“Proposed Corporate Budget” has the meaning set forth in Section 4.2(b).

“Proposed Midtown Row Property Budget” has the meaning set forth in Section 4.2(b).

“Proposed Retail Property Budget” has the meaning set forth in Section 4.2(b).

“Protective Loan” has the meaning set forth in Section 11.5.

“Protective Loan Return” means the lesser of (i) the maximum rate permitted by applicable law and (ii) twenty (20%) per annum, compounded monthly and calculated on the basis of a 360-day year and the actual number of days elapsed.

“Protective Provisions” shall mean, individually or collectively, as context may require, each of Section 3.2, Section 3.7, Article IV, Section 5.1, Section 6.3 (other than a Payment Default as provided in subsection (vii) of the definition of “Trigger Event”), Section 6.4 (other than a Payment Default as provided in subsection (vii) of the definition of “Trigger Event”), Article VII, Section 9.1, Section 9.3, Section 10.1, Section 11.1, Section 11.2, Section 11.3, Section 11.4, Section 11.5, Section 11.7, Section 11.8, and Section 11.9.

“Qualified Public Offering” means an underwritten public offering of Common Stock listed on the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, or the Nasdaq Global Select Market with gross proceeds to Broad Street of not less than $150.0 million from shares issued to unaffiliated third parties (which proceeds may not be used for purposes of paying dividends to, or redeeming or repurchasing shares from, existing Broad Street shareholders, in each case until Preferred Member has received payment in full of the Redemption Amount), with a minimum of 35% thereof issued to institutional investors (as reasonably determined in good faith by Preferred Member and Common Member) (excluding (i) the Common

Stock held by Preferred Member after giving effect to the conversion of its Warrants and (ii) any “green shoe” options exercised by the underwriters in such offering); provided, that, notwithstanding the foregoing, in no event shall the Company or any other Broad Street Party effect a Qualified Public Offering if the IPO Price is less than the Minimum IPO Price, without the Approval of Preferred Member, which Approval may be granted or withheld in the sole discretion of Preferred Member (but, in any case, subject to the requirement to issue Additional Shares to Preferred Member in accordance with Section 11.2(b), which shares shall be issuable even if the IPO Price is less than the Minimum IPO Price and such Qualified Public Offering was Approved by Preferred Member).

“Qualified Public Offering Failure” has the meaning set forth in Section 11.3.

“Recognition Agreements” means any recognition agreement entered into by Preferred Member with a lender under a Mortgage Loan.

“Redemption Amount” means with respect to Preferred Member, the sum of: (i) all outstanding Protective Loans, together with all accrued and unpaid Protective Loan Return; plus (ii) the as of yet unredeemed balance of the Preferred Equity Investment; plus (iii) an amount equal to the greater of (x) all accrued and unpaid Preferred Return, including all accrued and unpaid Capitalized Preferred Return and including Preferred Return accrued at the Priority Return Rate in accordance with Section 11.4(a), if any, and (y) a 1.40x minimum multiple on the amount of all Protective Loans and Capital Contributions made by Preferred Member (for the avoidance of doubt, the amount of Capital Contributions of Preferred Member shall be computed without regard to any net funding of the Origination Fee, Exit Fee or any other fees paid as of the Closing Date or otherwise) to the Company at any point in time pursuant to the provisions hereof (including pursuant to Sections 5.1(a) and 11.5 hereof); provided, however, (A) for purposes of calculating if the foregoing multiple has been achieved, the Origination Fee and any other fees received by Preferred Member are ignored but the Warrant Value is taken into account; (B) if a Qualified Public Offering is consummated, then the foregoing multiple shall be reduced to 1.30x; and (C) for purposes of this clause (iii), the portion of the Preferred Equity Investment converted into Common Stock in the Conversion, if any, shall be treated as a repayment of (and valued at) the Conversion Amount notwithstanding the fluctuation in the price of such Common Stock); plus (iv) all other payments, fees, costs and expenses due or payable to Preferred Member under this Agreement, including the Exit Fee and any unpaid Preferred Member Expenses.

“Registration Rights Agreement” has the meaning set forth in the preliminary statement.

“Regulations” means the regulations promulgated under the Code.

“REIT” means a “real estate investment trust” as defined in Sections 856(a) of the Code.

“Removal Notice” has the meaning set forth in Section 4.1(c).

“Reserves” means (i) the TI/LC Capex Reserve, (ii) the Interest Reserve, (iii) any reserve account required to be maintained by a Property Owner pursuant to the terms of any applicable Mortgage Loan Documents and (iv) any other reserves established by the Managing

Member with the approval of Preferred Member in amounts that the Managing Member reasonably determines are necessary, appropriate or advisable to be retained by the Company to pay expenses, obligations, or liabilities, contingent or otherwise, of the Company or any Subsidiary, whether in the nature of operating or capital expenses.

“Retail Portfolio” means all Excluded Properties and all other Properties owned directly or indirectly by the Company or any Subsidiary of the Company, except for Midtown Row.

“Revised Partnership Audit Provisions” means Sections 6221 through 6241 of the Code (and similar provisions of state and local law).

“Senior Executive” means, with respect to Common Member or Broad Street, the chief executive officer, president, chief financial officer or person(s) holding an equivalent position but with a different title with respect to such Member.

“Special Refi Proceeds” has the meaning set forth in Section 6.4(c).

“Spotswood Loan Documents” means, collectively, all documents and instruments evidencing or securing the Spotswood Mortgage Loan.

“Spotswood Mortgage Loan” means that certain mortgage loan, granted by US Bank National Association TR, as successor-in-interest to Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership, as lender, to Spotswood Property Owner, as successor-by-merger to Spotswood Valley Center, LLC, a Delaware limited liability company, pursuant to that certain Loan Agreement, dated as of June 13, 2013, by and between US Bank National Association TR, as successor-in-interest to Cantor Commercial Real Estate Lending, L.P., a Delaware limited partnership, as lender, and Spotswood Property Owner as successor-by-merger to Spotswood Valley Center, LLC, a Delaware limited liability company, as assigned and modified by that certain Consent, Ratification, Assumption and Modification Agreement dated as of June 4, 2021, as amended.

“Spotswood Property” means those certain parcels of land more particularly described on Exhibit F, and all easements and appurtenances thereto, including Spotswood Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and all related improvements and structures located thereon, together with all licenses and permits, Property Contracts, Leases and all other tangible and/or intangible property related thereto, excluding the Spotswood Loan Documents.

“Spotswood Property Outside Date” means July 6, 2023.

“Spotswood Property Owner” means BSV Spotswood LLC, a Maryland limited liability company.

“Spotswood Transfer” has the meaning set forth in Section 4.11(b).

“Subsidiary” means any entity Controlled by the Company or owned directly or indirectly by the Company, including each Property Owner.

“Takeover/Unilateral Sale Right” has the meaning set forth in Section 11.4(b).

“Target IPO Price” has the meaning set forth in Section 11.2(c)(vi).

“Tax Authority” has the meaning set forth in Section 6.5.

“Tax Representative” has the meaning set forth in Section 7.3(a).

“TI/LC CapEx Reserve” has the meaning set forth in Section 4.7(b).

“Total Yield” means (i) Net Operating Income divided by (ii) the sum of (x) the outstanding Redemption Amount plus (y) the outstanding balances of (A) the Mortgage Loans, (B) the Excluded Property Mortgage Loans and (C) the Mezzanine Loan.

“Transfer” has the meaning set forth in Section 9.1(a).

“Transferee” has the meaning set forth in Section 9.3(c).

“Trigger Event” means (i) fraud, gross negligence, willful misconduct, criminal acts or intentional misappropriation of funds in violation of the terms of this Agreement relating to or affecting the Company, in each case with respect to any Property, Broad Street or any other Broad Street Party; (ii) a Bankruptcy Event with respect to any Broad Street Party, except for an involuntary bankruptcy that is dismissed within ninety (90) days of commencement thereof and that was not consented to, solicited or caused to be solicited by any petitioning creditors by Broad Street or any Broad Street Party; (iii) a material breach (beyond any applicable notice and cure periods expressly provided herein) of the Protective Provisions by the Company or any other Broad Street Party; (iv) (A) the occurrence of a monetary default or material non-monetary default under any Mortgage Loan or Excluded Property Mortgage Loan or the Mezzanine Loan, or (B) the occurrence of any default under any Mortgage Loan with respect to which Preferred Member has exercised cure rights pursuant to the terms of a Recognition Agreement; (v) if the Total Yield as of the end of any calendar quarter is less than the minimum total yield for such quarter as set forth Schedule F attached hereto; (vi) failure to comply with the requirements under Section 11.2, Section 11.3 or Section 11.4; (vii) any Payment Default with respect to the Preferred Equity Investment (including failure to pay Distributions on the Preferred Equity Investment or other distributions in cash as and when required or failure to make any payment upon a Mandatory Redemption), excluding the failure to pay Distributions on the Preferred Equity Investment to the extent such payments would cause a violation of Delaware law (a “Delaware Law Payment Default”); provided that if any such Delaware Law Payment Default is not remedied in full within three (3) months (such period, the “Delaware Law Payment Grace Period”) it shall constitute a “Trigger Event” for all purposes hereunder notwithstanding if the failure to pay would cause a violation of Delaware law; provided, further, a failure of Preferred Member to be paid the then accrued and unpaid Current Return, within five (5) Business Days after any Distribution Date shall not be considered a Trigger Event to the extent that (x) such payment is made within two (2) Business Days after the expiration of such five (5) Business Day period and (y) the Company has not failed to make such a payment within five (5) Business Days of any other Distribution Date during the preceding twelve (12) months; (viii) the occurrence of a Change of Control; (ix) the failure to satisfy the Excluded Properties Covenant, each as applicable, on or prior to the Highlandtown Property Outside Date, the Spotswood Property Outside Date, the Cromwell Field Property Outside Date, and the Portfolio Properties Outside Date, as applicable, in each case in accordance with Section 4.11 hereof, or any other disposition of the Excluded Properties without the Approval of Preferred Member; (x) the occurrence of a Key Man Event; (xi) if any Senior Executive of Common Member or Broad Street is indicted of a felony (excluding minor felonies related to operation of motor vehicles while impaired) and Common Member or Broad Street, as applicable, has failed to appoint a replacement of such Senior Executive reasonably acceptable to Preferred Member within ninety (90) days of such indictment; (xii) a Capital Contribution Default; (xiii) the occurrence of a material breach or material default by any Broad Street Party under the Investment Agreement, the Cash Flow Pledge Agreement, or the Governance Agreement, (xiv) any material breach by Common Member or Michael Jacoby of Section 3.7; or (xv) any material breach by Michael Jacoby of Sections 10(b), (c) or (d) of the Employment Agreement.

“Trigger Event Redemption” has the meaning set forth in Section 11.1(c).

“Trigger Event Redemption Date” has the meaning set forth in Section 11.1(c).

“Warrant Value” means, for purposes of calculating the Redemption Amount, an amount equal to 50% of the product obtained by multiplying (i) the number of Warrants and (ii) (x) the public offering price per share of Common Stock in a Qualified Public Offering, less the exercise price of such Warrants, or (y) the consideration received per share of Common stock in a sale transaction, valued as the fair market value of such consideration, less the exercise price of such Warrants, or (z) if, as of the applicable time, neither a Qualified Public Offering nor a sale transaction has occurred or will occur concurrently with the payment of the full Redemption Amount, zero ($0).

“Warrants” means the penny warrants to purchase 2,560,000 shares of Common Stock issued to Preferred Member as of the Closing Date pursuant to that certain Warrant to Purchase Common Stock by and between Broad Street and Preferred Member dated as of the Closing Date.

“West Broad Commons Property” means those certain parcels of land more particularly described on Exhibit L, and all easements and appurtenances thereto, including West Broad Commons Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and all related improvements and structures located thereon, together with all licenses and permits, Property Contracts, Leases and all other tangible and/or intangible property related thereto, excluding the Portfolio Loan Documents.

“West Broad Commons Property Owner” means BSV West Broad Commons LLC, a Virginia limited liability company.

“Williamsburg Property” means those certain parcels of land more particularly described on Exhibit M, and all easements and appurtenances thereto, including Williamsburg Property Owner’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto, and all related improvements and structures located thereon, together with all licenses and permits, Property Contracts, Leases and all other tangible and/or intangible property related thereto, excluding the Portfolio Loan Documents.

“Williamsburg Property Owner” means BSV Colonial Owner LLC, a Virginia limited liability company.

“Withheld Member” has the meaning set forth in Section 6.5.

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise expressly specified, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “hereunder” “herein” and words of similar import shall mean this entire Agreement as a whole unless reference to a specific section of this Agreement is made. All references in this Agreement to a section or article shall mean a section or article of this Agreement, unless otherwise expressly specified. Any article or section titles or captions contained in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement.

Article II
General Provisions

Section 2.1 Formation. The Company is a limited liability company which was formed pursuant to the filing of the Certificate on October 12, 2022. Preferred Member and Common Member hereby agree to continue the Company as a limited liability company and to enter into this Agreement. This Agreement amends, restates, supersedes and replaces the Original LLC Agreement in its entirety. The Managing Member is hereby designated as an authorized person, within the meaning of the LLC Act, to execute, deliver and file any amendments and/or restatements thereof and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by the Managing Member of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

Section 2.2 Name. The Company shall conduct its activities under the name of Broad Street Eagles JV LLC.

Section 2.3 Term. The term of the Company shall continue in perpetuity, unless the Company is sooner dissolved in accordance with Article VIII of this Agreement or the LLC Act. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in accordance with the LLC Act.

Section 2.4 Purpose; Powers.

(a) The purpose of the Company shall be to conduct and engage in the following activities (or to cause the conduct and engagement in the following activities): (i) to own, acquire, hold, manage, service, encumber, finance, refinance, develop, administer, maintain, lease, repair, transfer, assign, sell, restructure or otherwise dispose of the Properties, directly or indirectly through ownership of, and/or in its capacity as a member or partner of, any Subsidiaries, (ii) to conduct such other lawful business activities related or incidental thereto, and (iii) to exercise all powers enumerated in the LLC Act necessary, incidental or related to the conduct, promotion or attainment of the purposes set forth herein and for the protection and benefit of the Company and its assets. Unless Approved by Preferred Member, the assets of the Company shall be limited to (i) the Properties, directly or indirectly through any Subsidiaries, and (ii) other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Company and its Subsidiaries.

(b) The Company is authorized and empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes and for the protection and benefit of the Company, including all acts and things permitted under the LLC Act and this Agreement.

(c) All of the foregoing purposes and powers may be exercised, if at all, subject to the limitation, in each case, that if such action constitutes a Major Action, the Approval of Preferred Member must be obtained.

(d) The Company is hereby authorized to execute, deliver and perform, and the Managing Member, signing in its capacity as managing member, as the Company’s sole member or in any other capacity, acting alone, on behalf of the Company is hereby authorized to execute and deliver, the Preferred Equity Documents and all documents, agreements, certificates, or financing statements contemplated thereby as of the Closing Date, and in each case as necessary to effectuate Closing (as defined in the Investment Agreement), but subject to the terms and restrictions thereof, all without any further act, vote or approval of any other Person notwithstanding any other provision of this Agreement. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member to enter into other agreements on behalf of the Company, in each case subject to the terms and conditions hereof, or a restriction on any of the rights or powers of the Preferred Member in this Agreement or in the Preferred Equity Documents.

Section 2.5 Place of Business; Registered Office and Registered Agent. The Company shall maintain a registered office c/o InCorp Services, Inc., 919 North Market Street, Suite 950, Wilmington, Delaware 19801. The Company shall maintain an office and principal place of business at c/o Broad Street Realty, Inc., 7250 Woodmont Ave., Suite 350, Bethesda, Maryland 20814, or at such other place as may from time to time be determined as its principal place of business by Managing Member. The name and address of the Company’s registered agent as of the date of this Agreement are InCorp Services, Inc., 919 North Market Street, Suite 950, Wilmington, Delaware 19801.

Article III
Members

Section 3.1 Name and Address. The name, address and initial Capital Contributions of each of the Members as of the date of this Agreement are set forth on Schedule 3.1 hereto. Such Schedule shall be amended by the Managing Member to reflect the admission or withdrawal of a

Member, the transfer or assignment of Interests in accordance with the terms of this Agreement, additional Capital Contributions and other modifications to or changes in the information set forth therein, in each case without the consent of the Members. Managing Member shall promptly distribute such amendments in writing to each of the Members upon the occurrence of any of the foregoing events.

Section 3.2 Limitation of Liability; Indemnification. Subject to Section 3.3, each Member’s liability to the Company, to any other Member or to any other third party shall be limited to the maximum extent permitted by law. Neither a Member nor Managing Member shall have any duty to the Company or any Member except as expressly provided in this Agreement, provided that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing. A Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except (i) that such Member shall remain obligated to make Capital Contributions in accordance with Article IV and liable for the payment of its Capital Contribution to the extent expressly set forth in Section 3.3 of this Agreement, the LLC Act and any other applicable law, or (ii) as otherwise expressly set forth in this Agreement. The Company shall indemnify, defend and hold harmless Preferred Member, Preferred Member’s Affiliates, and their respective shareholders, members, partners, directors, officers, managers, successors and assigns, and solely to the extent funds are available in the Excess Cash Flow Account, Common Member, (each an “Indemnitee”), from and against any and all losses, claims, damages, expenses, actions, judgments, suits (including reasonable attorneys’ fees and disbursements and other expenses incurred in connection with any amount paid in the defense, investigation, preparation for defense of, settlement or appeal of any action, suit or proceeding or any claim asserted or threatened and the costs of enforcing indemnification rights hereunder), liabilities and judgments arising out of, relating to, or caused by, the operations of the Company (collectively, “Liabilities”), unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The indemnifications provided by this Section 3.2 shall be in addition to any other rights to which an indemnified party may be entitled under any other agreement, as a matter of law, or otherwise.

Section 3.3 Liability of a Member to the Company. A Member that rightfully receives the return of any portion of a Capital Contribution is liable to the Company only to the extent now or hereafter provided by the LLC Act. A Member who receives a Distribution in violation of subsection (a) of Article 18-607 of the LLC Act, and who knew at the time of the Distribution that the Distribution violated subsection (a) of Article 18-607 of the LLC Act, shall be liable to the Company for the amount of the Distribution. A member who receives a Distribution in violation of subsection (a) of Article 18-607 of the LLC Act, and who did not know at the time of the Distribution that the Distribution violated subsection (a) of Article 18-607 of the LLC Act, shall not be liable for the amount of the Distribution. A Member who receives a Distribution from the Company shall have no liability under this Agreement or applicable law for the amount of the Distribution after the expiration of three (3) years from the date of the Distribution unless an action to recover the Distribution from such Member in connection with a violation of a provision of this Agreement is commenced prior to the expiration of the said three (3) year period and an adjudication of liability against such Member is made in the said action.

Section 3.4 Action by Members Without a Meeting. Whenever the Members of the Company are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (including in electronic format), setting forth the action so taken, shall be signed by the requisite Members. Managing Member shall provide notice to the Members within a reasonable period of time after an action is taken by the Members.

Section 3.5 Certain Duties and Obligations of the Members.

(a) Managing Member shall take all actions which may be reasonably necessary or appropriate (i) for the formation and continuation of the Company as a limited liability company under the laws of the State of Delaware and (ii) for the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. Managing Member shall take all actions which are reasonably necessary and appropriate to form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification.

(b) No Member shall take any action so as to cause the Company to be classified for U.S. federal income tax purposes as an association taxable as a corporation and not as a partnership.

(c) The provisions of this Agreement, to the extent that they restrict or reduce the duties and/or liabilities of a Member otherwise existing at law or in equity (including under the LLC Act), shall replace such other duties and liabilities of such Member.

(d) Common Member shall defend and indemnify the Company, Preferred Member, Preferred Member’s Affiliates, and their respective shareholders, members, partners, directors, officers, managers, successors and assigns from and against, and shall hold it and them harmless from, any and all Liabilities, as and when incurred, in connection with or resulting from Common Member’s (or its Affiliates’) gross negligence, malfeasance, fraud, theft, misappropriation, or willful misconduct. The indemnifications provided by this Section 3.5(d)

shall be in addition to any other rights to which an indemnified party may be entitled under any other agreement, as a matter of law, or otherwise.

(e) Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by law, including Section 18-1101(c) and Section 18-1101(e) of the LLC Act, and notwithstanding any duty otherwise existing at law or in equity, none of Common Member, Managing Member or Preferred Member shall have any fiduciary duties to the Company, any Member or any other Person that is a party to or is otherwise bound by this Agreement, nor shall Common Member, Managing Member or Preferred Member be liable for any breach of duties (including fiduciary duties).

(f) The organizational structure of the Common Member is accurately depicted by the schematic diagram attached hereto as Schedule C.

Section 3.6 Preferred Membership Interest. Preferred Member shall have the rights and obligations set forth in this Agreement, and, except as expressly set forth herein, shall not have any obligation to contribute additional capital or property in excess of its Initial Preferred Equity Investment to, or in respect of debts, liabilities or other obligations of, the Company, or to make loans to the Company; provided, however, that Preferred Member shall have the right, but not the obligation, to make Protective Loans as provided in Section 11.5 herein. To the extent that the redemption of any Preferred Membership Interest shall be permitted under this Agreement, upon the receipt in full of the applicable Redemption Amount (with receipt thereof confirmed in writing by Preferred Member), Preferred Member shall immediately be deemed to have resigned and withdrawn from the Company, its entire Preferred Membership Interest in the Company shall immediately terminate and be cancelled and such Member shall have no further rights or obligations hereunder, except for any rights of indemnification or other claims accruing prior to such date or which by their terms survive such resignation and withdrawal. Notwithstanding the foregoing, if, at any time, any payment or portion thereof made by or for the account of the Common Member on account of the Redemption Amount is set aside by any court or trustee having jurisdiction as a voidable preference, fraudulent conveyance or otherwise as being subject to avoidance or recovery under the provisions of the Bankruptcy Code or under any other applicable federal or state bankruptcy, insolvency or similar law, to the fullest extent permitted by law, the Preferred Membership Interest (a) shall continue and remain in full force and effect, and (b) without further act or instrument shall be reinstated as a Preferred Membership Interest and shall thereafter remain in full force and effect, in either case with the same force and effect as though such payment or portion thereof had not been made and, if applicable, as if such previous termination had not occurred.

Section 3.7 Outside Activities of Common Member. Without the Approval of Preferred Member, Common Member shall not, directly or indirectly, enter into or conduct any business other than in connection with (i) the ownership, acquisition and disposition of the Common Membership Interest in the Company and the management of the business of the Company and such activities as are incidental thereto, including the operation and administration of the Portfolio in accordance with the terms hereof, (ii) the ownership, acquisition and disposition of the Excluded Properties or equity interests therein (but subject to the Excluded Properties Covenant), (iii) the ownership of the equity interests in BSR Property Manager and the provision of property management services by BSR Property Manager and such activities as are incidental thereto, (iv)

the ownership of the equity interests in Broad Street Ventures LLC and such activities as are incidental thereto and the ownership of the equity interests in Broad Street Realty Commercial Services, and (v) the ownership, acquisition and disposition of other tangible and intangible assets that, taken as a whole, are de minimis in relation to the net assets of the Company and its Subsidiaries. Unless otherwise Approved by the Preferred Member, Michael Jacoby shall devote substantially all of his business time, energy, business judgment, knowledge and skill to the management of the business of the Broad Street Parties and such activities as are incidental thereto and in accordance with the terms hereof; provided, however, that the foregoing shall not prevent Michael Jacoby from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing his personal investments and/or personal business as necessary, so long as such activities in the aggregate do not involve the operation of or investment in commercial real estate (excluding management of certain family-owned commercial real estate assets disclosed to Preferred Member in writing prior to the Closing Date), interfere or conflict with the management of the business of the Broad Street Parties or otherwise create a potential business or fiduciary conflict.

Article IV
Management and Operation of the Company

Section 4.1 Appointment, Authority and Removal of the Managing Member.

(a) Subject to the proviso at the end of this sentence, the full right, power, authority and discretion to conduct the business and affairs of the Company and the Subsidiaries, and to do all things necessary or desirable to carry on the business of the Company and the Subsidiaries, shall be vested in the Managing Member and the Authorized Persons to whom the Managing Member may delegate such right, power, authority and discretion, acting alone and without the consent of any other Member; provided, however, (i) neither the Company nor any other Broad Street Party may take any of the Major Actions without (in each instance) Approval of Preferred Member and (ii) no Member shall have the authority to cause a Bankruptcy Event with respect to the Company or any Subsidiary without obtaining Approval of Preferred Member and the prior written approval of the Independent Manager. Notwithstanding anything contained herein to the contrary, except as expressly contemplated by an Approved Budget, in no event shall the Managing Member, the Company or any other Broad Street Party take any of the following actions (each a “Major Action” and collectively, the “Major Actions”), or cause any Property Owner or any other Subsidiary to take any of the following Major Actions, without the Approval of Preferred Member, which Approval may be granted or withheld in the sole discretion of Preferred Member, none of which shall be effective unless and until the Approval of Preferred Member has been obtained in accordance with this Section 4.1(a):

(i) adopt and approve any Proposed Budget in accordance with Section 4.2(b) (including each Proposed Retail Property Budget, Proposed Midtown Row Property Budget and any Proposed Corporate Budget) or any material modification to any Approved Budget (including any Approved Property Budget or any Approved Corporate Budget), which for the purposes of this provision means the modification outside of Permitted Cost Variances;

(ii) enter into, amend, renew, terminate or modify (A) any Material Contract (other than entry into the contracts listed on Schedule I, which will not require approval of Preferred Member) to which the Company or any other Broad Street Party is a party (for the avoidance of doubt, the entry into any property management agreement for Midtown Row upon the expiration or termination of the Midtown Row Property Management Agreement shall constitute a Major Decision but excluding a property management agreement for the retail portion of Midtown Row with BSR Property Manager substantially in the form of the Property Management Agreements), (B) any Major Lease or (C) any Mortgage Loan Documents or Mezzanine Loan Documents (other than the Midtown Row Mortgage Loan Documents and the Lamar Station Plaza Mortgage Loan Extension, each of which are hereby approved by Preferred Member, and any other documents evidencing refinancings of existing Mortgage Loans that comply with the parameters and Preferred Member approval rights set forth on Schedule G);

(iii) amend, modify or waive compliance with this Agreement or any other organizational documents of any Broad Street Party in a manner which would adversely affect the rights, preferences, privileges or powers of Preferred Member or the Preferred Equity Investment;

(iv) (A) liquidate, dissolve or wind-up the business and affairs of the Company or any other Broad Street Party, (ii) take any voluntary acts of bankruptcy or fail to defend involuntary acts of bankruptcy of the Company or any other Broad Street Party, or (iii) effect any reorganization or recapitalization of the Company or any other Broad Street Party;

(v) directly or indirectly declare or pay any Distribution or dividend on, or redeem or repurchase any equity security of the Company or any other Broad Street Party (other than (A) in respect of the Preferred Equity Investment, (B) as expressly permitted in Section 6.4 hereof, (C) shares or other equity awards withheld or repurchased in order to satisfy taxes in connection with the vesting of such awards, (D) OP Units redeemed in accordance with the terms of the OP Agreement, provided that such redemption of OP Units shall be effected by issuing shares of Common Stock unless otherwise Approved by Preferred Member, (E) in respect of the Preferred OP Units and (F) following the consummation of a Qualified Public Offering, so long as (x) no Payment Default or other Trigger Event has occurred and is continuing and (y) the Distributions contemplated in steps “First” through “Fifth” of the Operating Distribution Waterfall have been fully funded, dividends as may be necessary for Broad Street to maintain its status as a REIT (if applicable);

(vi) authorize or create (by reclassification, merger or otherwise) any new class or series of Interests or other equity securities of the Company or any Subsidiary or, prior to a Qualified Public Offering, any other Broad Street Party (including, in each case, any security convertible into or exercisable for any Interests or other equity securities of the Company or any other Broad Street Party);

(vii) issue any Interest or other equity securities of the Company or any other Broad Street Party (including, in each case, any security convertible into or exercisable for any Interests or other equity securities of the Company or any other Broad Street Party) (except (A) to effect a Qualified Public Offering (provided, that in no event shall the Company or any other Broad Street Party effect a Qualified Public Offering if the IPO Price is less than the Minimum IPO Price, without the Approval of Preferred Member, which Approval may be granted or withheld in the sole discretion of Preferred Member), (B) an issuance pursuant to which a portion of use of proceeds will be used to make the payment of the full Redemption Amount to Preferred Member, (C) equity awards under Broad Street’s equity incentive plan in place as of the Closing Date, with any material deviations from such plan to be Approved by Preferred Member, (D) the issuance of shares of Common Stock in connection with redemptions of OP Units in accordance with the OP Agreement, (E) the issuance of OP Units in connection with real property acquisitions or (F) the issuance of OP Units upon the conversion of Preferred OP Units in accordance with the OP Agreement);

(viii) (A) any merger or consolidation of Broad Street or Common Member or the Company with any other person, whether or not Broad Street or Common Member is the surviving entity, unless the full Redemption Amount will be paid to Preferred Member in connection with such transaction, (B) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of Broad Street and its Subsidiaries, or the Company and its Subsidiaries, in each case taken as a whole (other than a transaction constituting a Qualified Public Offering), unless the full Redemption Amount will be paid to Preferred Member in connection with such transaction or (C) the restructuring of the business operations of Broad Street or any of its Subsidiaries for the purpose of electing and qualifying as a REIT;

(ix) amend, restate, supplement, replace, refinance, cancel, abridge, terminate or otherwise modify any of the Mortgage Loans, including the Recognition Agreement in favor of Preferred Member associated therewith; provided, however, refinancings of existing Mortgage Loans that comply with the parameters and Preferred Member approval rights set forth on Schedule G shall be permitted;

(x) (A) extend credit, lend money or act as a surety, guarantor, endorser or accommodation endorser (or modify any obligations relating to the foregoing), other than in the ordinary course of business consistent with past practice in connection with tenant relations matters (i.e., repayment schedules for tenant accounts receivable or tenant improvement costs), (B) incur, guarantee, assume, secure or otherwise become liable for any indebtedness other than (x) the Mortgage Loans existing as of the date hereof and (y) new mortgage loans (or refinancings) that comply with the parameters and Preferred Member approval rights set forth on Schedule G; or that are otherwise Approved by Preferred Member, or (C) make prepayments of any debt (other than under Mortgage Loans in accordance with the Approved Budget or from the Excess Cash Flow Account);

(xi) make any Distribution other than in accordance with the Operating Distribution Waterfall;

(xii) subordinate the Preferred Equity Investment, including by (A) incurring indebtedness for borrowed money at the Company or any Subsidiary of the Company (excluding the Mezzanine Loan and any Mortgage Loans approved pursuant to the terms hereof), (B) issuing any Interests or other equity securities of the Company or any of its Subsidiaries to any person that is not a Subsidiary of the Company, or (C) forming new intermediate holding companies below the Company;

(xiii) enter into, amend or terminate, waive any provision of, or fail to diligently exercise and enforce any rights under any agreement between, or engaging in any transaction between, the Company or any of its Subsidiaries, on the one hand, and any officer (other than in his or her capacity as such), director (other than in his or her capacity as such), equityholder, or any Affiliate of any of the foregoing (including family members), on the other hand;

(xiv) materially change the business plan or principal business of Broad Street, Common Member or the Company (including making material changes to the Company’s purpose as set forth in Section 2.4); or enter into any new line of business or, with respect to the Company and its Subsidiaries, engage in any material business other than ownership of the Properties;

(xv) (A) adopt or materially modify any compensation for any Senior Executive of any Broad Street Party; or (B) enter into or make any material amendment to any employment, services or severance agreement with any Senior Executive of any Broad Street Party;

(xvi) modify any zoning or entitlements relating to the Properties or any other real property assets held by the Company or its Subsidiaries; provided, however, that a tenant shall be permitted to pursue any variance or other zoning relief that the Managing Member determines, in its sole discretion, is necessary for such tenant to occupy the applicable Property or operate in accordance with its Lease;

(xvii) (A) acquire any Properties or other real property assets or other material assets or any assets outside the ordinary course of business of the Company or (B) sell any Property for a base purchase price (excluding customary purchase price adjustments set forth in the applicable purchase and sale agreement) below the minimum release price for such Property set forth on Schedule B hereto;

(xviii) adopt any voluntary change in the U.S. tax classification for federal income tax purposes of the Company or any of its Subsidiaries;

(xix) other than tax elections contemplated by this Agreement or the Investment Agreement, make any tax election, allocation or decision that has a disproportionate, material and adverse effect on Preferred Member;

(xx) effect any liquidity event other than a Qualified Public Offering (including listing on any exchange other than pursuant to a Qualified Public Offering), unless Preferred Member will receive payment of the full Redemption Amount in connection therewith; or

(xxi) agree or consent to any of the foregoing.

Broad Street has executed the Joinder to this Agreement for purposes of covenanting and agreeing not to take (or permit any Broad Street Party to take) any Major Action applicable to the Broad Street Parties without Preferred Member’s approval in accordance with this Agreement.

By execution of this Agreement, Preferred Member, Common Member and Broad Street hereby confirm their approval of the Mortgage Loan for Midtown Row and the Mortgage Loan Documents for Midtown Row that are being executed on the date hereof.

(b) If (i) Managing Member requests in writing that Preferred Member Approve any proposed Major Action described in Sections 4.1(a)(i), 4.1(a)(ii)(A), 4.1(a)(ii)(B) (the “Deemed Approval MA”),and sends an email of such request to each of the PM Email Parties,(ii) Preferred Member fails to approve or reject such proposed Deemed Approval MA within five (5) Business Days after Preferred Member’s receipt of such request and all information reasonably necessary and customarily received by an institutional investor in such circumstances for Preferred Member to make an informed decision at Preferred Member’s reasonable discretion and (iii) such failure to respond to such request continues for an additional five (5) Business Days after Managing Member (in a second notice) notifies Preferred Member in writing of such failure and sends an e-mail of such failure to each of the PM Email Parties enclosing a copy of such second notice with a subject line in all capital letters stating “SECOND REQUEST FOR APPROVAL; FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN DEEMED APPROVAL”, then Preferred Member shall be deemed to have Approved such Deemed Approval MA. “PM Email Parties” means each of (i) eschleif@fortress.com and (ii) Jlittle@fortress.com, provided that Preferred Member may replace one or both of the PM Email Parties from time to time by written notice to Common Member.

(c) The Members hereby appoint Common Member as the initial Managing Member. Common Member may be removed and replaced as the Managing Member by Preferred Member (i) upon the occurrence of a Trigger Event, or (ii) if a Qualified Public Offering has not occurred on or prior to the Exit Date (each, a “For Cause Removal Occurrence”). In the event of a For Cause Removal Occurrence, Preferred Member shall have the right at any time to deliver written notice (a “Removal Notice”) to Common Member stating that a For Cause Removal Occurrence has occurred. Effective automatically upon delivery of a Removal Notice, (x) Common Member shall automatically be removed as, and shall no longer be deemed to be, the Managing Member and, for the avoidance of doubt, shall have no further approval rights under this Agreement (and Preferred Member or its designee as set forth in such Removal Notice shall automatically and without further action become the Managing Member of the Company), (y) any representatives of Common Member serving on any board of management with respect to any Subsidiary shall be automatically removed as, and no longer deemed to be, members of any such board of management, and, for the avoidance of doubt, shall have no further approval rights under the operating agreement of such Subsidiary (and Preferred Member shall have the right to appoint replacements of the same), and (z) all rights of any Authorized Persons designated by Managing Member shall be automatically rescinded, and the rights and obligations of the Managing Member, and the right to subsequently remove and replace the Managing Member, shall immediately and automatically vest exclusively in Preferred Member (or otherwise in a Person designated by Preferred Member, which Person may include a Fortress Party). In addition to the foregoing, Preferred Member reserves all rights and remedies at law or in equity following the occurrence of a For Cause Removal Occurrence, including those rights and remedies set forth in Section 11.1(c), Section 11.3 and Section 11.4 hereof.

(d) Reserved.

(e) Upon Common Member’s receipt of a Removal Notice, Common Member shall have the right to deliver a notice to Preferred Member within five (5) days of receipt of the Removal Notice stating that Common Member disagrees that a For Cause Removal Occurrence has occurred, and is submitting such dispute to arbitration pursuant to and in accordance with the arbitration procedures set forth on Schedule D attached hereto. For avoidance of doubt, Preferred Member will be the Managing Member during the arbitration process, provided, if such arbitration process concludes that a For Cause Removal Occurrence did not occur then upon such conclusion Common Member shall automatically be reinstated as the Managing Member of the Company. If Common Member timely objects to a Removal Notice and submits such dispute for arbitration, then prior to the conclusion of any such arbitration, Preferred Member, in its capacity as Managing Member, shall not take any of the actions listed on Schedule 4.1(e) attached hereto, as expressly provided therein (such actions, the “Arbitration Major Actions”), in each case without the prior written approval of Common Member, provided, however, that notwithstanding the foregoing or anything to the contrary contained herein, in no event shall any action of Preferred Member require the consent of Common Member to the extent the same is taken in connection with the curing or reacting to a default under any Mortgage Loan. This Section 4.1(e) and the provisions on Schedule D shall be the exclusive means for litigating or arbitrating any dispute regarding a Removal Notice pursuant to Section 4.1(c) and no party shall be permitted to institute any action or other proceeding that does not comply with this Section 4.1(e) and the provisions on Schedule D and any such action or other proceeding shall be automatically dismissed. In the event Common Member refuses to participate in an arbitration or otherwise comply with this Section 4.1(e) or the provisions on Schedule D, then, notwithstanding anything to the contrary in this Agreement, Preferred Member shall be the prevailing party in such dispute and a For Cause Removal Occurrence shall be deemed to have occurred for all purposes under this Agreement. If Common Member is successful in any such arbitration, then, in any such instance, the Common Member shall be restored as the Managing Member of the Company.

(f) Notwithstanding anything to the contrary contained in this Agreement, under no circumstances shall any of the following have any personal liability under this Agreement: (i) any member, partner, shareholder or other Person directly or indirectly holding an interest in any Member, in each case solely in its capacity as such, or (ii) any officer, director or employee of the foregoing or of any Member, in each case solely in its capacity as such; provided, however, the foregoing shall not affect any obligation of any Person pursuant to the Joinder hereto or under any guaranty or separate written agreement.

(g) Notwithstanding anything to the contrary contained in this Agreement, Preferred Member shall have the right, at any time, and from time to time, to take such actions as it shall deem reasonably necessary (including the right to cause the Company to issue capital calls in order to meet any required capital calls under organizational documents of any Subsidiaries), in the event that there is (or in order to avoid) a default or an “Event of Default” under any Mortgage Loan Documents, any Mezzanine Loan Documents or any Lease, in order to prevent forfeiture or dilution of the interests of the Company in any Subsidiary or joint venture, provided that any amounts funded by Preferred Member in furtherance of the foregoing shall be deemed to be a Protective Loan bearing interest at the Protective Loan Return, and such Protective Loan shall be repaid in accordance with Section 6.4.

(h) Any Major Actions taken by the Company or any other Broad Street Party, directly or indirectly, without the Approval of Preferred Member in contravention of Section 4.1(a) shall be ultra vires, null and void ab initio and of no force or effect.

Section 4.2 General Responsibilities of Managing Member.

(a) General Responsibilities. Subject to the terms and conditions of this Agreement (including Section 4.1(a)), for so long as Common Member is the Managing Member hereunder, Managing Member shall have responsibility and authority for the day to day management and operation of the business and affairs of the Company in accordance with this Agreement, and for implementing all Major Actions that have been Approved pursuant to the terms of this Agreement to the extent they have been so Approved. For so long as Common Member is the Managing Member hereunder, Managing Member shall perform its duties and undertake its responsibilities set forth in this Agreement with due care and shall not act in bad faith (it being agreed that Managing Member may, in its sole discretion, consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it in its reasonable discretion, and may in good faith rely on the advice of such Persons) and without limiting the generality of the foregoing, to exercise commercially reasonable efforts to carry out the intents and purposes of this Agreement, subject to the extent of available Company (and Subsidiary) funds. In the event that Preferred Member becomes the Managing Member in accordance with the terms of this Agreement, Preferred Member shall operate the Company in a manner consistent with other institutional preferred equity investors that have exercised remedies to remove the managing member (or similar role in the equity); provided, however, in no event shall such standard (x) prevent Preferred Member from selling any Property to a third party buyer unaffiliated with Preferred Member, (y) or taking any action in connection with curing or reacting to a default under any Mortgage Loan or exercising its rights and remedies under Article XI, (z) require Preferred Member to fund any additional capital to the Company or (aa) otherwise restrict Preferred Member’s rights and remedies pursuant to the terms hereof. The decisions made by Managing Member (and Approved by the Members if required pursuant to the terms of this Agreement) may be implemented by any Authorized Person designated by the Managing Member. Managing Member shall not be entitled to any compensation or reimbursement for its services hereunder. Without limiting the generality of the foregoing but subject to Section 4.1 hereof, for so long as Common Member is the Managing Member hereunder, Managing Member shall be responsible to do the following:

(i) prepare and/or supervise the preparation of such reports as may be required by the Company, a public agency, or a Lender or a prospective lender of the Company;

(ii) use commercially reasonable efforts to implement the Approved Budget for 2022 and 2023 and the Approved Budget for each subsequent Fiscal Year and Academic Year, as applicable, to the extent there is Net Cash Flow available in the Company to do so;

(iii) implement all decisions made by Preferred Member in accordance with this Agreement;

(iv) perform or observe all of the specific obligations to be performed by the Managing Member hereunder;

(v) comply with, and cause its Subsidiaries and each Property, and the Excluded Property Owners and each Excluded Property, to comply with, the terms and conditions of the Mortgage Loans, the Excluded Property Mortgage Loans, and the Mezzanine Loan;

(vi) obtain all Entitlements, and make all governmental filings, in each case as may be required in connection with the ownership of the Property or to complete any capital improvements, or development or redevelopment of the Property in accordance with the then current Approved Budget;

(vii) make Distributions in accordance with Section 6.4 hereof;

(viii) apply funds contributed to the Company for Necessary Expenses towards payment of the underlying Necessary Expense for which such funds were called;

(ix) cause Property Owners to hold security deposits under leases in accordance with applicable law;

(x) promptly take all proper and necessary actions required to fully advise and apprise the Members with regard to all material matters relating to the business of the Company and the Property for which the Managing Member has knowledge;

(xi) enforce the provisions of the operating agreements of its Subsidiaries; and

(xii) keep and maintain insurance coverage that is Approved by Preferred Member in accordance with this Agreement or as may otherwise be required to be maintained by the Company, its Subsidiaries or the Excluded Property Owners under the Mortgage Loans, the Excluded Property Mortgage Loans and the Mezzanine Loan.

(b) Approved Budget. The Approved Retail Property Budget and the Approved Midtown Row Property Budget for each of Fiscal Year 2022 and Fiscal Year 2023 for the Retail Properties, and each of Academic Year 2022 and Academic Year 2023 for Midtown Row, are attached hereto as Exhibit D. Common Member shall submit to Preferred Member within ten days of the date of this Agreement a Proposed Corporate Budget for 2023 for Preferred Member’s approval, provided, however, the line item in such budget for “Broad Street Net Expense Budgeted Amount” shall not be greater than the amounts set forth on Exhibit P attached hereto. For the calendar month of December 2022, the “Broad Street Net Expense Budgeted Amount” shall be as set forth on such exhibit for purposes of Section 6.4. No later than sixty (60) days prior to the commencement of each ensuing Fiscal Year, Managing Member shall submit to Preferred Member (i) with respect to each Property in the Retail Portfolio, a proposed annual budget and business plan setting out revenues and expenses for such Property for such ensuing Fiscal Year (each, a “Proposed Retail Property Budget”) and (ii) with respect to the Broad Street Parties and their assets (other than the Properties), a proposed annual corporate budget and business plan setting out revenues and expenses for the Broad Street Parties for such ensuing Fiscal Year (a “Proposed Corporate Budget”), in each case in the form of Approved Budget in effect as of the Closing Date.

No later than sixty days (60) prior to the commencement of each Academic Year, Managing Member shall submit to Preferred Member a proposed annual budget and business plan with respect to Midtown Row, which proposed budget and business plan shall set forth revenues and expenses for Midtown Row for such ensuing Academic Year (a “Proposed Midtown Row Property Budget” and, together with each of the Proposed Retail Property Budgets and the Proposed Corporate Budgets, the “Proposed Budgets”). Preferred Member shall, within twenty (20) Business Days from the receipt of the Proposed Retail Property Budget, Proposed Corporate Budget and the Proposed Midtown Row Property Budget, deliver to Managing Member a written acceptance or a written rejection (in reasonable detail indicating recommended changes, in the case of a rejection) of each of the Proposed Retail Property Budgets, the Proposed Corporate Budget and the Proposed Midtown Row Property Budget (any such Proposed Retail Property Budget Approved by Preferred Member, an “Approved Retail Property Budget”, any such Proposed Midtown Row Property Budget Approved by Preferred Member, an “Approved Midtown Row Property Budget”, and any such Proposed Corporate Budget Approved by Preferred Member, an “Approved Corporate Budget” and, collectively, the “Approved Budget”). If any Proposed Retail Property Budgets, the Proposed Midtown Row Property Budget, or the Proposed Corporate Budget is not Approved in writing as aforesaid, Managing Member (for avoidance of doubt, subject to Preferred Member’s rights pursuant to Section 4.1(a)) shall cause the Company to conduct its business and operate the Properties pursuant to the Proposed Budget with respect to those portions Approved by Preferred Member and, with respect to those portions not Approved by Preferred Member, in accordance with the prior Fiscal Year’s Approved Budget, with automatic increases for real estate taxes, insurance and other non-discretionary expenses, subject to the Permitted Cost Variances.

(c) Annual Leasing Plan. The Approved Annual Leasing Plans for each of Fiscal Year 2022 and Fiscal Year 2023 for the Retail Properties, and each of Academic Year 2022 and Academic Year 2023 for Midtown Row, are attached hereto as Exhibit D. No later than sixty (60) days prior to the commencement of each ensuing Fiscal Year, with respect to the Retail Portfolio Properties, and the Academic Year, with respect to Midtown Row, Managing Member shall submit to Preferred Member a proposed annual leasing plan for the Properties for such ensuing Fiscal Year or Academic Year, as applicable. Each proposed annual leasing plan for each Fiscal Year or Academic Year, as applicable (or portion thereof) shall include to the extent reasonably feasible at the time of preparation thereof (i) a rent schedule setting forth proposed terms and rentals for the upcoming calendar year (or portion thereof), (ii) a description of any proposed tenant inducements, concessions, improvements or allowances to be offered prospective tenants, (iii) a schedule of existing leases affecting the Properties (including their termination dates), including and specifying those spaces which remain unleased and leases which are scheduled to expire during the upcoming calendar year (or portion thereof), (iv) a proposed tenant profile for the Properties, (v) a summary of the proposed general content and method of presentation of the marketing program to be implemented with respect to the Properties, and (vi) a net effective rent calculation. Preferred Member shall within twenty (20) Business Days from the receipt of the proposed annual leasing plan, deliver to Managing Member a written acceptance or a written rejection (in reasonable detail indicating recommended changes, in the case of a rejection) of the proposed annual leasing plan. The implementation of any proposed annual leasing plan shall require the Approval of Preferred Member as aforesaid. Notwithstanding the requirements of this Section 4.2(c), and subject to Section 4.1(a)(ii), the Managing Member may engage third-party leasing brokers, in its sole discretion, without the Approval of Preferred Member. Each proposed annual leasing plan, once Approved by Preferred Member, shall herein be, individually and collectively, referred to as the “Annual Leasing Plan.” If any proposed annual leasing plan is not Approved in writing as aforesaid, Managing Member shall cause the Company to conduct its business and operate the Properties pursuant to the proposed annual leasing plan for such Fiscal Year with respect to those portions approved by Preferred Member and with respect to those portions not Approved by Preferred Member, in accordance with the prior Fiscal Year’s Annual Leasing Plan.

(d) New Leases. Any Lease and any renewals (other than a renewal exercisable at the tenant’s option pursuant to the terms of its existing Lease), amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease, or a renewal, amendment or modification to a Major Lease) that is in compliance with the Approved Budget, may be entered into without the Approval of Preferred Member so long as the lease meets the requirements of clauses (ii) through (x) of this Section 4.2(d). Any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease, or a renewal, amendment or modification to a Major Lease) that is not in compliance with the Approved Budget that meets the following requirements may be entered into with the Approval of Preferred Member so long as Preferred Member has been provided a draft lease and summary of key terms five (5) Business Days prior to execution of such lease: (i) provides for rental rates, allowances and concessions that are comparable to existing local market rates for similar properties, (ii) shall have a term (together with all extension and renewal options) of not less than three (3) years and not more than forty (40) years, (iii) provides that such Lease is subordinate to the applicable Mortgage and that the lessee thereunder will attorn to the mortgagee or any successor thereof (including any purchaser at a foreclosure sale), (iv) does not contain any terms which would have a material adverse effect to the property value, (v) is written substantially in accordance with the standard form of Lease which shall have been Approved by Preferred Member as of the Closing Date (which standard form of Lease shall require the applicable premises to be occupied and used for commercial purposes which are common for grocery-anchored retail centers, strip centers including some retail/office uses), (vi) does not contain any option to purchase, any right of first offer to purchase or any right of first refusal to purchase, (vii) is entered into on an arm’s-length basis with a Tenant that is not subject to a Bankruptcy Event and is not an affiliate and whose identity and creditworthiness is appropriate for tenancy in property of comparable quality, (viii) complies with all applicable laws and includes all disclosures required by all applicable laws, (ix) does not include any restrictions or operating exclusives which have not already been provided to an existing tenant as of the Closing Date, and (x) does not include any termination, downsize or other similar lease cancelation provisions. All other Leases (including Major Leases) and all renewals, amendments and modifications thereof executed after the Closing Date shall be subject to the Approval of Preferred Member; provided, however, if (i) Managing Member requests in writing that Preferred Member Approve any new Lease, or renewal, amendment or modification to an existing Lease in accordance with this Section 4.2(d) and sends a copy of such request by email to each of the PM Email Parties, (ii) Preferred Member fails to approve or reject such new Lease, or renewal, amendment or modification to such existing Lease within five (5) Business Days after Preferred Member’s receipt of such request and all information reasonably necessary and customarily received by an institutional investor in such circumstances for Preferred Member to make an informed decision at Preferred Member’s reasonable discretion and (iii) such failure to respond to such request continues for an additional five (5) Business Days after Managing Member (in a second notice) notifies Preferred Member in writing of such failure and sends an e-mail to each of the PM Email Parties enclosing a copy of such second notice with a subject line in all capital letters stating “SECOND REQUEST FOR APPROVAL; FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN DEEMED APPROVAL”, then Preferred Member shall be deemed to have Approved such new Lease (including Major Leases), or renewal, amendment or modification to such existing Lease requiring Approval of Preferred Member hereunder.

(e) Property Management Agreements. As of the Closing Date, (i) each Property (other than the student housing portion of Midtown Row) shall be subject to a property management agreement (each, a “Property Management Agreement”) with Broad Street Realty LLC (“BSR Property Manager”) pursuant to which BSR Property Manager shall manage and otherwise operate the Properties (other than the student housing portion of Midtown Row) on a day-to-day basis and (ii) BSR Property Manager has entered into the Property Management Side Letter with Preferred Member pursuant to which BSR Property Manager acknowledges and agrees that if a Trigger Event occurs under this Agreement then Preferred Member shall have the right to cause the Company to terminate each such Property Management Agreement. If any Property is acquired following the Closing Date, unless otherwise approved by Preferred Member (i) Common Member shall cause the applicable Property Owner and BSR Property Manager to enter into a property management agreement for such Property on substantially the same terms as the Property Management Agreements (to the extent not already in effect), and (ii) Common Member and Broad Street shall cause BSR Property Manager to enter into an amendment to the Property Management Side Letter pursuant to which BSR Property Manager acknowledges and agrees that if a Trigger Event occurs under this Agreement then Preferred Member shall have the right to cause the Company to terminate such Property Management Agreement. Managing Member shall supervise and control BSR Property Manager and cause BSR Property Manager to carry out all decisions made by the applicable Property Owner pursuant to the Property Management Agreement. Managing Member shall cause BSR Property Manager to meet with Preferred Member from time to time upon Preferred Member’s request and otherwise consult with Preferred Member upon Preferred Member’s request.

Section 4.3 Additional Specified Rights of the Members. Each Member and its agents and representatives shall have the right, at any time and from time to time, without the consent of Managing Member or any other Member, upon reasonable prior notice to Managing Member and during normal business hours, to: (a) subject to the rights of any tenants or other occupants, inspect the Properties; and (b) review (i) the books and records required to be maintained under Section 7.4 below, if any, and (ii) any information and reports relating to the management, servicing, operations or policies of any Mortgage Loan or any Property, Excluded Mortgage Loan or any Excluded Property, or assets of the Company or any Subsidiary maintained by Managing Member in the ordinary course.

Section 4.4 Officers and Authorized Persons.

(a) Managing Member may designate one or more individuals as officers or agents of the Company, who may but need not have titles, and shall exercise and perform such powers and duties (subject to the rights of the Members under Sections 4.1 and 4.3 above) as shall be assigned and delegated to them from time to time by Managing Member. Any such officer or agent (an “Authorized Person”) may be removed by the Managing Member at any time, with or without cause. Each Authorized Person shall hold office until his or her successor is elected and qualified, unless earlier removed in accordance with this Section 4.4. Any number of offices may be held by the same individual. Managing Member shall promptly notify Preferred Member upon the appointment and removal of any Authorized Person.

(b) The Authorized Persons, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Managing Member not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Authorized Persons taken in accordance with such powers shall bind the Company. No Authorized Person may be granted any general power of attorney or other unlimited authority to act on behalf of or in the name of the Company in a manner which violates the terms of this Agreement. No Authorized Person shall be entitled to any compensation for his or her services hereunder without the Approval of Preferred Member. Any such Approval must expressly acknowledge that such compensation or reimbursement is to be paid to the applicable Authorized Person.

Section 4.5 Company Expenses. Common Member shall be responsible for the formation and organizational expenses of each of the Members (including Preferred Member and the Company) and the costs (including reasonable legal expenses) each Member and its respective Affiliates incur in connection with the negotiation of this Agreement. All expenses incurred by the Managing Member in complying with its obligations under this Agreement (but excluding organizational expenses incurred after the Closing Date) shall be expenses of Common Member and not expenses of the Company. The reasonable and documented out-of-pocket expenses of Preferred Member incurred in monitoring the Preferred Equity Investment or administering its rights and obligations under this Agreement (including, without limitation, the reasonable costs of an advisor (if any) engaged to assist in monitoring or administering the Preferred Equity Investment and reasonable out-of-pocket legal fees and expenses in carrying out its obligations and rights under this Agreement) (collectively, the “Preferred Member Expenses”) shall be paid by the Company in accordance with Section 6.4 hereof (or if not paid pursuant to Section 6.4(a)(iii), then such Preferred Member Expenses shall be paid as part of the Redemption Amount). No salaries, fees, commissions or other compensations shall be paid by the Company to any Affiliate of any Member or to any member, partner, shareholder, agent, contractor, officer or employee of any Member or its Affiliates for any services rendered to the Company except as may be expressly provided herein, or otherwise as Approved by Preferred Member. Common Member shall receive no fee for serving as Managing Member of the Company.

Section 4.6 Subsidiaries. All of the provisions of this Agreement regarding the management and governance of the Company shall apply to the management and governance of each Subsidiary, whether any such Subsidiary is Controlled directly or indirectly by the Company, as member, manager, partner, stockholder or otherwise. Any action to be taken by any of the Subsidiaries shall for all purposes hereof be construed as an action taken by the Company and shall be subject to the same rights and limitations granted and imposed on the Members under this Agreement, subject to any additional rights and limitations granted or imposed in the governing documents of such Subsidiary. Any and all references herein to the Company or Managing Member causing or directing any action on behalf of a Subsidiary shall be deemed to refer to the Company causing (or Managing Member causing the Company to cause), in its capacity as a member, manager, partner, stockholder or otherwise of such Subsidiary, such action to be taken for and on behalf of such Subsidiary. Managing Member shall perform, with no additional compensation, the same or substantially identical services for each Subsidiary as Managing Member performs for the Company, subject to the terms, conditions, limitations and restrictions set forth in this Agreement. Managing Member shall perform such duties, and in such circumstances and with regard to such duties, Managing Member shall be subject to the same standards of conduct and shall have the same duties and obligations in performing or such services on behalf of each such Subsidiary as are set forth in this Agreement. Without limiting the generality of the foregoing (and notwithstanding anything contained herein to the contrary), any action or decision to be taken or made by or on behalf of a Subsidiary that, if taken or made by or on behalf of the Company would constitute a Major Action, will require the Approval of Preferred Member in accordance with this Agreement.

Section 4.7 Cash Management.

(a) As of the Closing Date, the Company has established that certain bank account identified on Schedule 4.7(a) attached hereto (the “Company Holding Account”) with Account Bank. On the Closing Date, Common Member has deposited into the Company Holding Account a portion of the Initial Preferred Equity Investment in the amount of $ $9,107,208.31 (the “Closing Date Deposit”), which amounts shall be held in the Company Holding Account and shall be utilized by the Company for payment of the expenses set forth on Schedule H. The Closing Date Deposit shall be held in a segregated sub-account of the Company Holding Account separate from Net Cash Flow and Broad Street Gross Receipts that are funded through the Company Holding Account as provided below on a monthly basis. From and after the Closing Date and continuing until the redemption in full of the Preferred Equity Investment, (x) Broad Street, the Company and Common Member shall cause each Property Owner and other applicable Company Subsidiaries to distribute up to the Company all Net Cash Flow permitted to be distributed under the terms of the applicable Mortgage Loans on a monthly basis, and the Company and Common Member shall deposit all such Net Cash Flow and Capital Proceeds into the Company Holding Account immediately upon receipt, and (y) Broad Street and Common Member shall, and shall cause each other Broad Street Party to distribute up to Common Member all Broad Street Gross Receipts (net of amounts then payable under the Excluded Property Mortgage Loan Documents) on a monthly basis, and Common Member shall deposit all Broad Street Gross Receipts into the Company Holding Account within five (5) Business Days following receipt thereof. All Net Cash Flow and Broad Street Gross Receipts shall be distributed on a monthly basis in accordance with Section 6.4 hereof. Common Member in its capacity as Managing Member shall cause the Company to maintain the Company Holding Account with Account Bank for the benefit of Preferred Member, and agrees that, subject to the terms hereof and the terms of the Clearing Account Agreement, the Company hereby grants a security interest in the Company Holding Account to Preferred Member and the Company Holding Account shall be under the sole dominion and control of Preferred Member. Notwithstanding the foregoing, at all such times prior to the occurrence of a Trigger Event, (x) Common Member in its capacity as Managing Member shall disburse all Net Cash Flow and Broad Street Gross Receipts held in the Company Holding Account in accordance with Section 6.4 hereof, (y) Common Member may utilize the Closing Date Deposit to pay the expenses set forth on Schedule H and (z) the IM Signatories shall have no authority to authorize disbursements from or otherwise manage the Company Holding Account. Following the occurrence of a Trigger Event, Common Member’s right to access funds in the Company Holding Account shall be automatically rescinded, and upon delivery of a Removal Notice by Preferred Member, only the

IM Signatories shall have the right to authorize disbursements from and otherwise manage the Company Holding Account.

Broad Street has executed the Joinder to this Agreement for the purpose of agreeing to comply with its obligations under this paragraph to deposit and cause the Broad Street Parties to deposit Broad Street Gross Receipts into the Company Holding Account.

(b) As of the Closing Date, the Company has established and funded that certain bank account identified on Schedule 4.7(b)(i) to be utilized for tenant improvement costs and leasing costs at the Properties and Capital Expenditures, in each case in accordance with the Approved Budget (such Reserve, the “TI/LC CapEx Reserve”), which TI/LC CapEx Reserve shall be maintained by the Company and funded in accordance with step “Fifth” of the Operating Distribution Waterfall (and with Special Refi Proceeds as described in Section 6.4(c)). Common Member in its capacity as Managing Member shall cause the Company to maintain the TI/LC Capex Reserve with Account Bank for the benefit of Preferred Member, and agrees that, subject to the terms hereof and the terms of the Clearing Account Agreement, the Company hereby grants a first priority security interest in the TI/LC Capex Reserve to Preferred Member and the TI/LC CapEx Reserve shall be under the sole dominion and control of Preferred Member. Notwithstanding the foregoing, at all such times prior to the occurrence of a Trigger Event, Common Member shall have access to the TI/LC Reserve for the purpose of utilizing the funds in the TI/LC Capex Reserve to pay for tenant improvement costs and leasing costs at the Properties and Capital Expenditures, in each case in accordance with the Approved Budget. Following the occurrence of a Trigger Event, Common Member’s right to access funds in the TI/LC CapEx Reserve shall be automatically rescinded, and upon delivery of a Removal Notice by Preferred Member, only the Preferred Member shall have the right to authorize disbursements from and otherwise manage the TI/LC CapEx Reserve.

(c) As of the Closing Date, the Company has established that certain bank account identified on Schedule 4.7(c) attached hereto (the “Excess Cash Flow Account”). From and after the Closing Date and continuing until the redemption in full of the Preferred Equity Investment, all funds deposited into the Excess Cash Flow Account in accordance with step “Eighth” of the Operating Distribution Waterfall (such funds, “Excess Cash Flow”), and prior to the occurrence of a Trigger Event, shall be held therein and may be applied by Managing Member solely to fund (the items described in the following subsections (i) through (v) are “Permitted Uses”): (i) Operating Expenses for the Properties in accordance with the Approved Budget for each Property (to the extent that revenues from the Properties are insufficient to pay the same); (ii) redemption of the Preferred Equity Investment (including accrued unpaid Preferred Return) in whole to satisfy payment in full of the Redemption Amount, or otherwise in part; (iii) repayments (including optional paydown) of any Mortgage Loan or the Mezzanine Loan in accordance with the terms thereof; (iv) Capital Expenditures in accordance with the Approved Budget; or (v) Necessary Expenses described in subsections (i) and (ii) of the definition of “Necessary Expenses”. Common Member in its capacity as Managing Member shall cause the Company to maintain the Excess Cash Flow Account with Account Bank for the benefit of Preferred Member, and agrees that, subject to the terms hereof and the terms of the Clearing Account Agreement, the Company hereby grants a first priority security interest in the Excess Cash Flow Account to Preferred Member and the Excess Cash Flow Account shall be under the sole dominion and control of Preferred Member. Notwithstanding the foregoing, at all such times prior to the occurrence of a Trigger Event

Common Member shall have full access to the Excess Cash Flow Account for purposes of paying Permitted Uses in accordance with the terms hereof. Following the occurrence of a Trigger Event, Common Member’s right to access funds in the Excess Cash Flow Account shall be automatically rescinded, and upon delivery of a Removal Notice by Preferred Member, only the Preferred Member shall have the right to authorize disbursements from and otherwise manage the Excess Cash Flow Account and Preferred Member shall have the right to apply amounts in the Excess Cash Flow Account to payment of the Redemption Amount and/or expenses of the Company and its Subsidiaries as determined in its sole discretion.

(d) On or prior to the date that is thirteen (13) months following the Closing Date, the Company shall establish and fund a bank account with Account Bank to be utilized for purposes of making deposits into the Interest Reserve, which Interest Reserve shall be maintained by the Company and funded in accordance with step “Fifth” of the Operating Distribution Waterfall. Upon opening of such bank account for the Interest Reserve, Common Member in its capacity as Managing Member shall cause the Company to add the Interest Reserve to the existing Clearing Account Agreement, and otherwise maintain the Interest Reserve with Account Bank for the benefit of Preferred Member, and agrees that, subject to the terms hereof and the terms of the Clearing Account Agreement, the Company shall grant a first priority security interest in the Interest Reserve to Preferred Member and the Interest Reserve shall be under the sole dominion and control of Preferred Member. Notwithstanding the foregoing, at all such times prior to the occurrence of a Trigger Event, Common Member shall have full access to the Interest Reserve for purposes of utilizing the funds in the Interest Reserve to pay Debt Service on the Mortgage Loans and the Mezzanine Loan (solely to the extent Net Cash Flow and Broad Street Gross Receipts are not available to first make Debt Service payments). Following the occurrence of a Trigger Event, Common Member’s right to access funds in the Interest Reserve shall be automatically rescinded, and upon delivery of a Removal Notice by Preferred Member, only the Preferred Member shall have the right to authorize disbursements from and otherwise manage the Interest Reserve.

Section 4.8 Duties of Managing Member. Managing Member shall provide to Preferred Member, within the requisite time periods under the Mortgage Loan Documents, all financial statements, appraisals, annual, quarterly and monthly reports, rent rolls, trial balances, leasing reports and any other reports required to be delivered to the applicable lenders pursuant to the applicable Mortgage Loan Documents and Excluded Property Mortgage Loan Documents. All expenditures under the Approved Budget shall be paid from cash receipts from the applicable Property or from the Excess Cash Flow Account pursuant to Section 4.7. Preferred Member shall be permitted to attend and participate in regular quarterly and special meetings held pursuant to the organizational documents of any Subsidiary (including the meetings of the boards of management of each of Subsidiary that Controls each Property Owner).

Section 4.9 Knowledge of Defaults or Events of Default. If at any time, either Common Member and/or Managing Member has any actual knowledge of any event which results or would reasonably be expected to result in a default or event of default under any of the Mortgage Loan Documents, the Excluded Mortgage Loan Documents, any Lease or any Material Contract, such Person shall promptly provide notice to Preferred Member of any such event.

Section 4.10 Independent Manager. Until Preferred Member has received payment in full of the Redemption Amount, the Company at all times shall have at least one Independent Manager who will be appointed by Common Member with the Approval of Preferred Member. To the fullest extent permitted by law, including Section 18-1101(c) of the LLC Act, and notwithstanding any other duty existing at law or in equity, the Independent Manager shall consider only the interests of the Company, in acting or otherwise voting on the matters referred to in Section 4.1(a). To the fullest extent permitted by law, including Section 18-1101(e) of the Act, the Independent Manager shall not be liable to the Company, the Member or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by executing a counterpart to this Agreement. In the event of a vacancy in the position of Independent Manager, Common Member shall appoint a successor Independent Manager with the Approval of Preferred Member. All rights, powers and authority of an Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement. No Independent Manager shall at any time serve as trustee in a bankruptcy for any Affiliate of the Company. Each Independent Manager is hereby designated as a “manager” within the meaning of Section 18-101(12) of the Act.

Section 4.11 Excluded Properties. No later than (i) the Highlandtown Property Outside Date with respect to the Highlandtown Property; (ii) the Spotswood Property Outside Date with respect to the Spotswood Property, (iii) the Cromwell Field Property Outside Date with respect to the Cromwell Field Property, and (iv) the Portfolio Properties Outside Date with respect to the Portfolio Properties, each of Broad Street and Common Member shall effectuate the following events with respect to the Excluded Properties and shall deliver to Preferred Member evidence reasonably satisfactory to Preferred Member that the same have occurred (collectively, and each, the “Excluded Properties Covenant”):

(a) (i) Payoff and release the Highlandtown Mortgage Loan, (ii) cause the redemption in full of all of the preferred equity interests held by Lamont Street Partners in BSV Highlandtown Investors, (iii) (a) transfer one hundred percent (100%) of the membership interests in the Highlandtown Property Owner to the Company, free and clear of all Encumbrances (such transfer, the “Highlandtown Transfer”) and (b) concurrently with the Highlandtown Transfer, (1) amend and restate the operating agreement for Highlandtown Property Owner to (A) remove any board of directors and deliver resignation letters from each such board member in form and substance reasonably acceptable to Preferred Member, and (B) provide that the Highlandtown Property Owner is a single member, member-managed limited liability company, and (2) deliver to Preferred Member an Excluded Property Certificate, (iv) cause the Highlandtown Property Owner to enter into new mortgage loan financing with respect to the Highlandtown Property that complies with the parameters and Preferred Member approval rights set forth on Schedule G or is otherwise approved by Preferred Member (the “New Highlandtown Mortgage Loan”); and (v) cause the new senior lender for the Highlandtown Property to execute and deliver a recognition agreement to Preferred Member substantially in the form attached hereto as Exhibit N (the “Form Recognition Agreement”), or otherwise in form and substance reasonably acceptable to Preferred Member; and

(b) (i) Payoff and release the Spotswood Mortgage Loan, (ii) cause the redemption in full of all of the preferred equity interests held by Lamont Street Partners in BSV

Spotswood Investors, (iii) (a) transfer one hundred percent (100%) of the membership interests in the Spotswood Property Owner to the Company, free and clear of all Encumbrances (such transfer, the “Spotswood Transfer”), and (b) concurrently with the Spotswood Transfer, (1) amend and restate the operating agreement for Spotswood Property Owner to (A) remove any board of directors and deliver resignation letters from each such board member in form and substance reasonably acceptable to Preferred Member, and (B) provide that the Spotswood Property Owner is a single member, member-managed limited liability company, and (2) deliver to Preferred Member an Excluded Property Certificate, (iv) cause the Spotswood Property Owner to enter into new mortgage loan financing with respect to the Spotswood Property that complies with the parameters and Preferred Member approval rights set forth on Schedule G or is otherwise approved by Preferred Member (the “New Spotswood Mortgage Loan”); and (v) cause the new senior lender for the Spotswood Property to execute and deliver a recognition agreement to Preferred Member substantially in the form of the Form Recognition Agreement, or otherwise in form and substance reasonably acceptable to Preferred Member.

(c) (i) Payoff and release the Cromwell Field Mortgage Loan, (ii) (a) transfer one hundred percent (100%) of the membership interests in the Cromwell Field Property Owner to the Company, free and clear of all Encumbrances (such transfer, the “Cromwell Field Transfer”), and concurrently with the Cromwell Field Transfer, (b) (1) amend and restate the operating agreement for Cromwell Field Property Owner to (A) remove any board of directors and deliver resignation letters from each such board member in form and substance reasonably acceptable to Preferred Member, and (B) provide that the Cromwell Field Property Owner is a single member, member-managed limited liability company, and (2) deliver to Preferred Member an Excluded Property Certificate, (iii) cause the Cromwell Field Property Owner to enter into new mortgage loan financing with respect to the Cromwell Field Property that complies with the parameters and Preferred Member approval rights set forth on Schedule G or is otherwise approved by Preferred Member (the “New Cromwell Field Mortgage Loan”); and (iv) cause the new senior lender for the Cromwell Field Property to execute and deliver a recognition agreement to Preferred Member substantially in the form of the Form Recognition Agreement, or otherwise in form and substance reasonably acceptable to Preferred Member.

(d) (i) Payoff and release the Portfolio Mortgage Loan, (ii) (a) transfer one hundred percent (100%) of the membership interests in each of the Portfolio Property Owners to the Company, free and clear of all Encumbrances (such transfer, the “Portfolio Transfer”), and concurrently with the Portfolio Transfer, (b) (1) amend and restate each operating agreement for the Portfolio Property Owners to (A) remove any board of directors and deliver resignation letters from each such board member in form and substance reasonably acceptable to Preferred Member, and (B) provide that such Portfolio Property Owner is a single member, member-managed limited liability company, and (2) deliver to Preferred Member an Excluded Property Certificate, (iii) cause the Portfolio Property Owners to enter into one or more new mortgage loan financings with respect to the Portfolio Properties that comply with the parameters and Preferred Member approval rights set forth on Schedule G or is otherwise approved by Preferred Member (collectively, the “New Portfolio Mortgage Loan”); and (iv) cause each new senior lender for the Portfolio Properties to execute and deliver recognition agreements to Preferred Member substantially in the form of the Form Recognition Agreement, or otherwise in form and substance reasonably acceptable to Preferred Member.

Following the consummation of the Highlandtown Transfer, the definition of “Property” herein shall include the Highlandtown Property and the definition of “Property Owner” shall include the Highlandtown Property Owner. Following the consummation of the Spotswood Transfer, the definition of “Property” herein shall include the Spotswood Property and the definition of “Property Owner” shall include the Spotswood Property Owner. Following the consummation of the Cromwell Field Transfer, the definition of “Property” herein shall include the Cromwell Field Property and the definition of “Property Owner” shall include the Cromwell Field Property Owner. Following the consummation of the Portfolio Transfer, the definition of “Property” herein shall include the Portfolio Properties and the definition of “Property Owner” shall include the Portfolio Property Owners. Broad Street has executed the Joinder to this Agreement for the purpose of agreeing to effectuate (and cause the applicable Broad Street Parties to effectuate) the Excluded Property Covenants under this Section 4.11.

Article V
Capital Contributions

Section 5.1 Capital Contributions.

(a) On the Closing Date, (i) Common Member has made, or is deemed to have made, a contribution of the Common Member Equity Interests as set forth on Schedule 3.1 hereof in exchange for 100% of the Common Membership Interest in the Company, and (ii) Preferred Member has made, or is deemed to have made, a cash contribution to the Company in an amount equal to the amount of Preferred Member’s initial Capital Contribution as set forth on Schedule 3.1 hereof in exchange for 100% of the Preferred Membership Interest in the Company, which transactions shall be deemed to constitute Capital Contributions by the Members in the amount of their respective initial Capital Contributions as set forth on Schedule 3.1 hereto as of the date of this Agreement. The Preferred Membership Interest is hereby issued to the Preferred Member upon the Preferred Member making a cash contribution to the Company in an amount equal to the amount of Preferred Member’s initial Capital Contribution as set forth on Schedule 3.1 hereof, and the Preferred Member hereby accepts such issuance of Preferred Membership Interest upon its execution of a counterpart signature page to this Agreement.

(b) If, at any time after the Closing Date, the Company does not have sufficient funds to pay any Necessary Expenses, then Preferred Member may elect to send a Capital Call Notice to Common Member for the amounts necessary to pay such expenses. Notwithstanding the foregoing, Preferred Member shall not have the right to send a Capital Call Notice to Common Member for funding Necessary Expenses consisting of Capital Expenditures in the event there are adequate funds available to pay such Capital Expenditures in (i) the TI/LC CapEx Reserve, and the drawing of such funds from the TI/LC CapEx Reserve would not cause the balance of the TI/LC CapEx Reserve to fall below $2,000,000.00, (ii) any other Reserve maintained for such purpose or (iii) the Excess Cash Flow Account, and in any such case Managing Member promptly utilizes such funds to pay such expenses.

(c) Managing Member may send Capital Call Notices to Common Member for Necessary Expenses (to the extent not paid from the Excess Cash Flow Account), expenses in accordance with the Approved Budget for each Property, any amounts payable by Common Member pursuant to the express terms of this Agreement (whether due to insufficient Net Cash

Flow and Broad Street Gross Receipts to pay such amounts, or otherwise) or such other amounts as may be deemed necessary or desirable by the Managing Member. Any amounts contributed by the Common Member as a result of such Capital Call Notices shall be used by the Company solely for the express purposes for which such capital was called.

(d) All contributions of cash made in connection with Section 5.1(b) or Section 5.1(c) shall be deposited into the Company Holding Account, and notwithstanding anything to the contrary set forth in Section 6.4, such funds will be used expressly for the purposes set forth in Section 5.1(b) and Section 5.1(c), as applicable. To the extent any funds remain following application thereof, such funds will be deposited in the Excess Cash Flow Account.

(e) For the avoidance of doubt, Preferred Member shall not be required to make a Capital Contribution except as otherwise Approved by Preferred Member.

Section 5.2 Priority and Return of Capital. The Preferred Equity Investment will rank senior as to liquidation rights and as to distribution rights, whether for the return of a Capital Contribution or for Net Profits, Net Losses or a Distribution, with respect to the Common Membership Interest and all future preferred equity, common equity and any other Interests or other equity securities of the Company. In the event of a liquidation, sale, merger, consolidation, winding up, or reorganization of the Company, whether in- or out-of-court, pursuant to a plan under Chapter 11 of Title 11 of the Bankruptcy Code, or another Bankruptcy Event, or otherwise, Preferred Member will be entitled to receive, in preference to Common Member and any other Members, an amount equal to the full Redemption Payment.

Section 5.3 Withdrawal or Reduction of Capital Contributions. Except as otherwise expressly provided in this Agreement, no Common Member shall be entitled to demand or receive the return of its Capital Contribution.

Section 5.4 Capital Accounts. A Capital Account shall be maintained for each Member. Said Capital Account shall be kept in accordance with the provisions of Regulation Section 1.704-1(b)(2)(iv). Without limiting the foregoing, each Member’s Capital Account shall be (a) increased by the net agreed value of each Capital Contribution made by such Member, allocations to such Member of the Net Profits and any other allocations to such Member of income pursuant to Section 6.2, and (b) decreased by the net agreed value of each Distribution made to such Member by the Company, allocations to such Member of Net Losses and other allocations to such Member pursuant to Section 6.2 Preferred Member may restate Capital Accounts upon any event for which such restatement is permitted pursuant to the Regulations promulgated under Section 704(b) of the Code.

Section 5.5 Transfers. Upon a permitted sale or other transfer of an Interest in the Company, the Capital Account of the Member transferring its Interest shall become the Capital Account of the Person to whom such Interest is sold or transferred in accordance with Regulation Section 1.704-1(b)(2)(iv).

Section 5.6 Deficit Capital Account. Notwithstanding anything to the contrary contained herein, no Member shall have any liability to restore all or any portion of a deficit balance in a Capital Account. A deficit balance in a Capital Account is not an asset of the Company.

Article VI
Allocations; Distributions

Section 6.1 Allocations of Profits and Losses. After taking into account the special allocations set forth in Section 6.2, the Net Profits and Net Losses for each taxable year (or portion thereof) shall be allocated among the Members in the manner that will cause their Capital Accounts to proportionately equal, as closely as possible, the difference between (a) the amount that would be distributable to the Members, or required to be contributed by the Members (which shall be a negative number), if the Company were dissolved, its affairs wound up and (i) all Company Assets were sold on the last day of the taxable year (or portion thereof) for cash equal to their respective Gross Asset Values (except Company Assets actually sold during such taxable year (or portion thereof) shall be treated as sold for the consideration received therefore), (ii) all Company liabilities were satisfied (limited, with respect to each “partner nonrecourse liability” and “partner nonrecourse debt,” as defined in Regulation Section 1.704-2(b)(4), to the Gross Asset Value of the Company Assets securing such liabilities) and (iii) the net assets were immediately distributed in accordance with Section 8.3(c) to the Members (as determined by Preferred Member (or, with respect to any taxable year beginning after the tax year in which payment of the Redemption Amount occurs), the Members unanimously)), minus (b) the sum of (i) any amount such Member would be obligated to contribute to the Company, as determined by Preferred Member (or, with respect to any tax year beginning after the tax year in which payment of the Redemption Amount occurs, the Members unanimously) and (ii) such Member’s share (if any) of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of Company Assets.

Section 6.2 Required Special Allocations. Notwithstanding Section 6.1:

(a) Any Member Nonrecourse Deductions for any taxable year or other period shall be specially allocated to the Member(s) that bear(s) the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704-2(i)(1).

(b) Except as otherwise provided in Regulation Section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent Taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(c) Except as otherwise provided in Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, then each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(c) is intended to comply with the minimum gain chargeback requirement in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(d) If a Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), then items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 6.1 and Section 6.2 have been tentatively made as if this Section 6.2(d) were not in this Agreement.

(e) If a Member has an Adjusted Capital Account Deficit at the end of a taxable year then such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.2(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 6.1 and Section 6.2 have been made as if Section 6.2(d) and this Section 6.2(e) were not in this Agreement.

(f) Any Company Nonrecourse Deductions for a Fiscal Year and excess nonrecourse liability of the Company, as described in Regulation Section 1.752-3(a)(3), shall be specially allocated to Common Member.

(g) In accordance with Section 704(c) of the Code (and the principles thereof) and the Regulations issued with respect thereto, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or after Company property has been revalued under Regulation Section 1.704-1(b)(2)(iv), shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Basis. Allocations pursuant to this Section 6.2(g) are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(h) Net Profits, Net Losses, income, gain, deductions and credits allocated to a Company interest transferred, issued, or reissued during a Fiscal Year shall be allocated to the Persons who were the holders of such Company interest during such Fiscal Year, using any method selected by Preferred Member to the extent permitted by the Code.

Section 6.3 Distributions Generally.

(a) Generally. Common Member in its capacity as Managing Member shall promptly make any Distributions in accordance with Section 6.4 as soon as practicable, but in any event all Net Cash Flow and Broad Street Gross Receipts (except for Reserves that are not scheduled to be applied on any Distribution Date) shall be distributed on at least a monthly basis. At such times as Managing Member makes Distributions, it shall provide the Members with a statement setting forth in reasonable detail the manner in which the Distributions were calculated and determined.

(b) Preferred Return. Distributions on the Preferred Equity Investment shall be paid in arrears and shall be calculated based on the Preferred Return and on the basis of a fraction, the denominator of which shall be three hundred sixty (360) and the numerator of which shall be the actual number of days elapsed during the period beginning on the first (1st) day of the prior month and ending on the last day of the prior month, in each case without adjustment for any Business Day convention (such period, the “Distribution Period”), except that Distributions for a period less than a full month shall be calculated by multiplying the actual number of days elapsed in such period by a daily rate based on said three hundred sixty (360) day year; provided, that the first Distribution Period shall commence on the Closing Date. Capitalized Preferred Return shall accrue on the Preferred Equity Investment from and after the Closing Date and shall accumulate, compound monthly and be added to the Preferred Equity Investment as of the last day of the Distribution Period in which it accrues, and shall thereafter accrue the Preferred Return that accrues on Preferred Equity Investment and shall no longer constitute Preferred Return. Current Preferred Return shall accrue on the Preferred Equity Investment from and after the Closing Date and shall be paid on each Distribution Date. To the extent the Current Preferred Return is not distributed in full to Preferred Member in any month by the fifth (5th) Business Day after the applicable Distribution Date, such failure to distribute the Current Preferred Return shall constitute a Trigger Event hereunder and any portion of the Current Preferred Return which remains unsatisfied shall be added to the Preferred Equity Investment as of the last day of the Distribution Period in which it accrues, and shall thereafter constitute Capitalized Preferred Return for all purposes of this Agreement.

Section 6.4 Distributions of Operating Distributions and Net Capital Proceeds.

(a) Operating Distributions. Common Member shall cause the Company to distribute all Net Cash Flow and Broad Street Gross Receipts to its Members on a monthly basis. Subject to the provisions of Sections 6.4(b), 8.3 and 11.4, all Net Cash Flow and Broad Street Gross Receipts shall be distributed as follows on each Distribution Date (the “Operating Distribution Waterfall”):

(i) First, towards the repayment in full of (x) the principal of, then (y) any interest accrued under, any Protective Loans advanced to the Company by Preferred Member in accordance with Section 11.5;

(ii) Second, to Common Member to enable the Broad Street Parties to pay actual Broad Street Expenses payable in such month in accordance with the Approved Corporate Budget, in an amount not to exceed the sum of (1) the Broad Street Net Expense

Budgeted Amount for such month plus (2) the actual net amount of brokerage commissions retained by the Broad Street Parties and deposited in the Company Holding Account after payment of such amounts due to brokers as contemplated in the definition of “Broad Street Gross Receipts”;

(iii) Third, to pay any unpaid Preferred Member Expenses;

(iv) Fourth, to pay all accrued and unpaid Current Preferred Return (to the extent not yet Capitalized Preferred Return and included in the Preferred Equity Investment);

(v) Fifth, (x) at any such time as the amount on deposit in the TI/LC CapEx Reserve is less than two million dollars ($2,000,000), to fund the TI/LC CapEx Reserve until the amount on deposit is equal to five million dollars ($5,000,000), and (y) beginning in the first calendar month in the fifth (5th) full fiscal quarter after the Closing Date, to fund the TI/LC CapEx Reserve until such time as the Total Yield is no less than eight percent (8.0%); provided, that any such time as the amount on deposit in the TI/LC CapEx Reserve is equal to five million dollars ($5,000,000), amounts required to be funded pursuant to this subsection (y) will be deposited into a separate Reserve (the “Interest Reserve”) to be utilized to pay Debt Service on the Mortgage Loans and the Mezzanine Loan (solely to the extent Net Cash Flow and Broad Street Gross Receipts are not available to first make Debt Service payments);

(vi) Sixth, to Common Member to allow for a distribution payment by Common Member to its holders of Preferred OP Units to the extent required by the OP Agreement, as amended, subject in all cases to the Dividend Cap;

(vii) Seventh, beginning in the first calendar month in the fifth (5th) full fiscal quarter after the Closing Date, to Common Member to allow for a dividend payment by Broad Street to its common shareholders and for a distribution payment by Common Member to its common unitholders, in each case, and taking into account distributions pursuant to Section 6.4(a)(vi) in the aggregate in an amount up to a four percent (4.0%) annual yield (the “Dividend Cap”) based on the average stock price of Broad Street’s Common Stock on the first trading day of each calendar month and based on the aggregate outstanding shares of Common Stock, OP Units (other than OP Units held by Broad Street) and Preferred OP Units; and

(viii) Eighth, to the Excess Cash Flow Account, for reinvestment into the Company in accordance with Section 4.7(c) hereof.

(b) Operating Distributions After Certain Events. Notwithstanding Section 6.4(a) or anything to the contrary contained herein, (x) from and after the Exit Date (if the Redemption Amount shall not have been paid in full to Preferred Member on or prior to such applicable date or if a Qualified Public Offering has not occurred on or prior to such applicable date), (y) from and after the occurrence of a Trigger Event or (z) during the continuance of a Delaware Law Payment Grace Period, all Net Cash Flow and Broad Street Gross Receipts shall be distributed to the Members as follows on each Distribution Date:

(i) First, to pay Preferred Member Expenses;

(ii) Second, to pay all accrued and unpaid Preferred Return at the Priority Return Rate;

(iii) Third, to Preferred Member until it receives payment in full of the Redemption Amount; and

(iv) Fourth, thereafter, the balance to Common Member.

(c) Net Capital Proceeds. Upon the occurrence of a Capital Event, except as provided below in this Section 6.4(c), all Net Capital Proceeds shall be distributed as follows (unless such Capital Event results in the dissolution and winding up of the Company, then in accordance with Section 8.3):

(i) First, to pay any unpaid Preferred Member Expenses;

(ii) Second, to Preferred Member until it receives payment in full of the Redemption Amount; and

(iii) Third, thereafter, the balance to Common Member.

Common Member and Broad Street shall cause all Broad Street Parties to distribute Net Capital Proceeds to the Company within five (5) days of receipt.

Notwithstanding the foregoing provisions of this Section 6.4(c), so long as no Trigger Event has occurred, upon the closing of each of the New Highlandtown Mortgage Loan, New Spotswood Mortgage Loan, New Cromwell Mortgage Loan and any refinancing of the Lamar Station Plaza Mortgage Loan pursuant to the terms and conditions hereof, any Net Capital Proceeds that would otherwise be required to be distributed pursuant to this Section 6.4(c) (“Special Refi Proceeds”) may instead be deposited by the Common Member into the TI/LC CapEx Reserve and applied in accordance with the provisions of Section 4.7(b).

Section 6.5 Withholding. Notwithstanding any other provision contained in this Agreement, in the event that the Company is required to withhold and remit any taxes to the Internal Revenue Service or any other taxing authority (the “Tax Authority”) with respect to any Member (the “Withheld Member”), then each such Withheld Member shall be required to make additional capital contributions at such times and in such amounts as determined by Managing Member sufficient to fund, or reimburse the Company for, such obligations of the Company. Such capital contributions shall not be deemed Capital Contributions for purposes of this Agreement (but shall increase the Capital Account balance of such Member), and shall not change the Distributions that would otherwise be made to such Withheld Member. The amount of any such taxes remitted by the Company with respect to a Withheld Member for any year shall be a reduction of such Member’s Capital Account balance as if such amount were distributed to such Member but, provided that such Member has made the contribution required by the previous sentence, shall not reduce the actual cash Distribution to be made to such Member pursuant to this Agreement. Notwithstanding the foregoing, Managing Member may offset any Distribution to be made to a Member against any contribution required to be made by such Member and thereby reduce the contribution required to be made by such Member

Article VII
Taxes; Books and Records; Information

Section 7.1 Tax Returns.

(a) Common Member shall prepare, or cause to be prepared, and furnish to each Member (i) not later than each February 15 a schedule of estimated taxable income of the Company for the year ending on the preceding December 31 and (ii) not later than each October 15 a schedule of estimated taxable income and book income of the Company for the nine months ending on the preceding September 30. All schedules of book income shall be prepared in accordance with GAAP. All tax returns shall be prepared by CohnReznick LLP or another accountant Approved by Preferred Member (or, in respect of any tax year beginning after the tax year in which payment of the Redemption Amount has occurred, the Members unanimously) (the “Approved Accountant”). All audits of the Company’s financial statements shall be performed by BDO USA, LLP or another independent registered public accounting firm Approved by Preferred Member (or, in respect of any tax year beginning after the tax year in which payment of the Redemption Amount has occurred, the Members unanimously) (the “Approved Auditor”).

(b) As promptly as reasonably practicable after the end of each taxable year, Common Member will cause the Approved Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all information and data with respect to business transactions effected by or involving the Company during the taxable year as will enable the Company and each Member (with respect to the Company) to timely prepare its federal, state and local income tax returns in accordance with applicable laws, rules and regulations. Common Member will cause the Approved Accountant to prepare all federal, state and local income tax returns, and other tax returns, required of the Company and each of its subsidiaries, and with respect to any income tax return and other material tax return, submit those returns to Preferred Member and to Common Member for their Approval on a date to be mutually agreed upon (but, in the case of an income tax return, no later than August 1st of the year following such taxable year) and will file the tax returns after they have been Approved by Preferred Member and Common Member. If Preferred Member shall not have Approved any such tax return prior to the date required for the filing thereof (including any extensions granted), Common Member will diligently endeavor to timely obtain an extension of such date to the extent such an extension is available.

Section 7.2 Tax Treatment.

(a) The Members intend for the Company to be treated as a partnership for U.S. federal income tax purposes and, if applicable, state and local income tax purposes. Neither the Company nor any Member may make an election for the Company or any Subsidiary to be taxed as a corporation under the Code or any similar provisions of applicable state law, and no provisions of this Agreement shall be interpreted to authorize any such election.

(b) Notwithstanding anything to the contrary in this Agreement, the Members and the Company agree, that for U.S. federal, and applicable state and local, income tax purposes, (i) the entirety of the Preferred Membership Interest shall be treated as equity in the Company and Preferred Member and Sponsor shall each be treated as a “partner” of the Company, and (ii) (x) no amount with respect to Preferred Member’s Membership Interest shall be treated as a guaranteed payment under Section 707(c) of the Code or a fee or other payment under Section 707(a) of the Code and (y) in no event shall Preferred Member’s entitlement to any amounts of the Redemption Amount or otherwise pursuant to this Agreement result in a taxable capital shift to Preferred Member. Each Member and the Company agrees not to file any tax returns or reports, or take any position for U.S. federal and applicable state and local income, tax purposes, inconsistent with the foregoing, and the Company shall issue to the Members a Schedule K-1 consistent with the foregoing. Notwithstanding anything to the contrary in this Section 7.2 or otherwise in this Agreement, this Section 7.2 and the rights of Preferred Member under this Section 7.2 shall survive any transfer or redemption of Preferred Member’s Interest in the Company.

Section 7.3 Tax Representative.

(a) The Members designate Common Member (or such other Person designated by Common Member (subject to the Approval of Preferred Member) and eligible to act in such capacity) to be the Company’s “partnership representative” under Section 6223 of the Code (and any comparable provision of applicable state and local tax law) (collectively, the “Tax Representative”). The Tax Representative shall have all powers and responsibilities provided for a “partnership representative” in the provisions of the Code referred to above and corresponding provisions of state and local law, including but not limited to the power to make any and all elections under the Revised Partnership Audit Provisions and to designate any individual through whom the Tax Representative shall act (if the Tax Representative is not an individual). The Tax Representative shall keep Preferred Member informed of any material inquiries, audits, other proceedings or tax deficiencies assessed or proposed to be assessed (of which the Tax Representative is actually aware) by any taxing authority against the Company by providing written notice thereof to Preferred Member on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to Preferred Member copies of all written communications it may receive in that capacity. The Company shall pay and be responsible for all reasonable third-party costs and expenses incurred by the Tax Representative in performing those duties, including any causes of action arising out of, resulting from or attributable, in whole or in part, to the Tax Representative’s actions and decisions in its conduct as the Tax Representative, to the fullest extent allowed by applicable law. Each Member shall be responsible for any costs incurred by such Member with respect to any tax audit or tax-related administrative or judicial proceeding against such Member, even though it relates to the Company. The Members shall cooperate as reasonably requested by the Tax Representative in connection with any election or decision made by it acting in that capacity (including by filing amended tax returns, providing information requested, and reporting in their tax returns consistently with any settlements reached with a taxing authority). Notwithstanding anything to the contrary, if Preferred Member transfers its Preferred Membership Interest or otherwise ceases to be a Member, Preferred Member (or such other Person designated by Preferred Member) shall retain any rights under this Section 7.3 with respect to all audits and related actions the outcome of which could affect Preferred Member or its direct or indirect owners.

(b) If the Company incurs any liability for taxes, interest or penalties pursuant to the Revised Partnership Audit Provisions then:

(i) the Tax Representative shall cause the Members (including any former Member) to whom such liability relates, as determined by Tax Representative in its reasonable good faith discretion (subject to the Approval of Preferred Member), to pay, and each such Member hereby agrees, to pay such amount to the Company and such amount shall not be treated as a Capital Contribution for purposes of any provision herein that affects distributions to the Members;

(ii) any amount not paid by a Member (or former Member) within five (5) Business Days after the time requested by Tax Representative (such Member or former Member, a “Non-Paying Member”) shall accrue interest at the rate of twenty percent (20%) per annum, compounded quarterly (but in no event in excess of the highest rate permitted by applicable laws), until paid, and such Non-Paying Member shall also be liable to the Company for any damages resulting from a delay in making such payment beyond the date such payment is requested by Tax Representative, and for this purpose the fact that the Company could have paid this amount with other funds shall not be taken into account in determining such damages. If any other Member (or Affiliate thereof) funds any such amount, such funding shall be treated as a loan to the Non-Paying Member that shall accrue interest at the rate of twenty percent (20%) per annum, compounded quarterly (but in no event in excess of the highest rate permitted by applicable laws), shall be payable on demand, and any amounts otherwise payable to such Non-Paying Member (or Affiliate thereof) pursuant to this Agreement or any other agreement between the Company (or a Company Subsidiary) and such Non-Paying Member (or Affiliate thereof) shall be paid to such lending Member (or Affiliate thereof) (which payment shall be treated as a distribution or payment (as applicable) to the intended original recipient followed by a payment by the Non-Paying Member of such loan (and an intervening payment between the Non-Paying Member and its Affiliate, if applicable)); and

(iii) without reduction in a Member’s (or former Member’s) obligation under clauses (i) and (ii), any amount paid by the Company that is attributable to a Member (or former Member), as determined by Tax Representative in its sole good faith discretion, and that is not paid by such Member (or former Member) pursuant to clauses (i) and (ii) shall be treated for purposes of this Agreement as an advance of distributions to which the Non-Paying Member is entitled under this Agreement.

(c) If the Company liquidates prior to the full indemnification of reimbursable costs incurred by the Tax Representative acting in its capacity as such, each Member shall be personally liable for its share of such costs as determined in good faith by the Tax Representative based on the distribution rights of the Members at the time of such liquidation.

(d) The obligations of each Member (or former Member) under this Section 7.3 shall survive the transfer by such Member of its Membership Interest and the dissolution of the Company.

(e) The Tax Representative shall not have any implied obligations or duties, may rely on the advice or services of any lawyers, accountants, tax advisers or other professional advisers or experts and shall not be liable for any damages, costs or losses to any Person, any diminution in value or any liability whatsoever arising as a result of such reliance or otherwise as a result of action or inaction taken in its capacity as Tax Representative. The Tax Representative shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. The Tax Representative shall not be liable for any action taken or omitted to be taken except to the minimum extent required by law. Each Member hereby waives, releases and agrees not to sue the Tax Representative or any of the Tax Representative’s Affiliates, officers, directors, employees, attorneys, members, partners or agents for damages in respect of any claim in connection with, arising out of, or in any way related to, the Tax Representative’s duties under this Agreement except for gross negligence, willful misconduct or fraud.

(f) Neither Common Member nor the Tax Representative shall enter into any proposed settlement or other agreement with the Internal Revenue Service or any other taxing authority, take any administrative or judicial appeal with respect thereto, or make any tax elections on behalf of the Company that in any such case could adversely affect Preferred Member without the Approval of Preferred Member, which Approval may be withhold in Preferred Member’s sole discretion.

Section 7.4 Books, Reports and Statements.

(a) In addition to the establishment and maintenance of Capital Accounts, the Managing Member shall maintain at all times full and complete books and records with respect to the Company and Company Subsidiaries, including those specified in the Act, in a form consistent and reasonably acceptable to Preferred Member. The books and records required to be maintained hereunder and/or under any other agreements shall be available for examination by the Preferred Member and its attorneys, accountants or other agents or representatives at reasonable times and upon reasonable notice. The books and records shall be prepared in accordance with GAAP and income tax basis, as consistently applied.

(b) Managing Member shall prepare the periodic reports and budgets provided for in this Agreement and as otherwise reasonably required by Preferred Member in the time periods provided for in this Agreement. In addition, Managing Member shall use its commercially reasonable efforts to prepare such additional reports and supply such additional information related to each Property and the Company reasonably requested by Preferred Member as promptly as reasonably practicable.

(c) With respect to each calendar month during the term of this Agreement, no later than 30 days following the end of the applicable month, Managing Member shall deliver to Preferred Member the statements and reports listed on Exhibit C under “Monthly Reports” accompanied by a certification thereof by Managing Member in the form of Exhibit N attached hereto. With respect to each calendar quarter during the term of this Agreement, no later than the forty-fifth (45th) day following the end of such calendar quarter, Managing Member shall deliver to Preferred Member the statements and reports listed on Exhibit C under “Quarterly Reports” accompanied by a certification thereof by Managing Member in the form of Exhibit O attached hereto. With respect to each Fiscal Year during the term of this Agreement, no later than the ninetieth (90th) day following the end of such Fiscal Year, Managing Member shall deliver to Preferred Member the statements and reports listed on Exhibit C under “Annual Reports” accompanied by a certification thereof by Managing Member in the form of Exhibit O attached hereto. During the term of this Agreement, Managing Member shall deliver to Preferred Member the statements and reports listed on Exhibit C under “Other Reporting” as and when required therein, accompanied by a certification thereof by Managing Member in the form of Exhibit O attached hereto.

(d) As soon as practicable after the end of each Fiscal Year of the Company beginning with Fiscal Year 2023, Managing Member shall cause an audit of the Company’s financial statements (the “Audit”) to be taken and made by the Approved Auditor in accordance with all requirements of GAAP with respect thereto, covering the assets, properties, liabilities, and net worth of the Company, and its dealings, transactions, and operations during such Fiscal Year, and all matters and things customarily included in such accountings and audits, and the Company shall have a full, detailed, certified, audited financial statement furnished to each Member upon completion of the Audit and within 90 days after the end of such Fiscal Year, which first annual Audit for Fiscal Year 2023 shall include the period commencing on the Closing Date through the end of Fiscal Year 2023; provided, however, that notwithstanding the foregoing, at any time commencing July 1, 2023 through the end of Fiscal Year 2023, Common Member shall promptly, following written request from Preferred Member, deliver an Audit to Preferred Member for the period between the Closing Date and such written request by Preferred Member.

(e) Reserved.

(f) A copy of the general ledger used with respect to each Property or the Company, to be delivered to each Member upon written request and upon completion of the Audit.

(g) Reserved.

(h) Managing Member shall prepare and deliver or have caused to be prepared and delivered to each Member on or before August 1 of each Fiscal Year of the Company, U.S. federal income tax Form K-1 and any similar forms required by any state, local or non-U.S. taxing authority and all other information concerning the Company necessary for the preparation of the Members’ U.S. federal, state, local and non-U.S. income tax returns and any other tax reporting or filing requirements imposed on such Member by any taxing authority.

(i) Managing Member shall furnish to Preferred Member copies of the reports listed on Exhibit C under “Other Reports” attached hereto at such times as set forth therein.

(j) The books, statements and records of the Company shall be maintained at all times at the Company’s principal office, or such other place as may be Approved by Preferred Member. Managing Member shall retain all books and records of the Company for a minimum of seven (7) years.

(k) Managing Member shall furnish to Preferred Member any financial reports required to be delivered to any Mortgage Lender under each Mortgage Loan and Excluded Property Mortgage Loan concurrently with delivery of such reports to the applicable Mortgage Lender.

Notwithstanding the foregoing or anything to the contrary contained herein, all books, reports and statements required to be delivered pursuant to this Section 7.4 shall be delivered on the earlier to occur of (i) prior to any delivery deadlines in the Mortgage Loan Documents and Excluded Property Mortgage Loan Documents, and (ii) the delivery dates set forth herein.

Section 7.5 Information. Preferred Member shall be entitled to obtain from Managing Member and the Company, from time to time, upon reasonable demand for any purpose reasonably related to Preferred Member’s interest, the following:

(a) in addition to the information and documentation required under Section 7.4, true and full information regarding the status of the business and financial condition of the Company;

(b) promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year;

(c) a current list of the name and last known business, residence or mailing address of each Member;

(d) a copy of the Certificate and this Agreement and all amendments thereto;

(e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member and the right to audit the same;

(f) all other business records in the possession of Managing Member or the Company; and

(g) such other information regarding the affairs of the Company as is reasonably requested.

Section 7.6 Bank Accounts. Managing Member will maintain separate bank accounts of the Company, including the Company Holding Account, the TI/LC Capex Account, the Excess Cash Flow Account and the Interest Reserve (collectively, the “Company Accounts”) at the Account Bank or such other bank as Managing Member, subject to the reasonable Approval of Preferred Member, may designate exclusively for the deposit and disbursement of all funds of the Company and its Subsidiaries. All funds of the Company and its Subsidiaries shall be promptly deposited in such Company Accounts. At all such times prior to the occurrence of a Trigger Event, Managing Member’s designee shall be the primary day-to-day authorized signatory for the Company Accounts. Managing Member shall provide Preferred Member with view-only access (including on-line access) to all Company Accounts as well as any bank accounts held by any Property Owner, Broad Street or any other Broad Street Parties. All withdrawals and transfers from the Company Accounts and all checks drawn against the Company Accounts shall only be made to pay costs and expenses incurred in accordance with this Agreement and shall only require the signature of Managing Member’s designated authorized signatory. At all such times prior to the occurrence of a Trigger Event, the IM Signatories shall have no authority to authorize disbursements from or otherwise manage the Company Accounts. Notwithstanding the foregoing, following a Trigger Event and delivery of a Removal Notice to Common Member, only signatories designated by Preferred Member (each, an “IM Signatory”) shall have access to the Company Accounts and the sole right to control the Company Accounts, including to authorize disbursements from and otherwise manage the Company Accounts. Pursuant to the Clearing Account Agreement, Account Bank has acknowledged and agreed that upon receipt of a “Notice of Sole Control” (as described in the Clearing Account Agreement), all authority with respect to the Company Accounts of any person other than Preferred Member shall be revoked, and only the actions, authorizations and instructions of Preferred Member will be honored by the bank.

Section 7.7 Accounting Period. The accounting period of the Company shall be the Fiscal Year.

Article VIII
Dissolution

Section 8.1 Dissolution. The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

(a) unanimous written agreement of the Members to dissolve and subsequently terminate the Company;

(b) any other event that terminates the continued membership of any Member, but only if Preferred Member provides its Approval to dissolve the Company;

(c) the entry of a decree of judicial dissolution of the Company under the LLC Act;

(d) the occurrence of any other event of dissolution under the provisions of this Agreement or, subject to the provisions of this Agreement to the contrary, the LLC Act; and

(e) if all or substantially all of the Company Assets are sold or otherwise disposed of and the proceeds thereof distributed.

Section 8.2 Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Liquidator. The Liquidator shall use its best efforts to reduce to cash and cash equivalent items such Company Assets as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.

Section 8.3 Final Distribution. Upon winding up of the Company, certain assets of the Company selected by the Liquidator may be sold, and the assets not sold, and the cash remaining after the payment of or provision for the debts of the Company, shall in all events be distributed as follows:

(a) First, to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

(b) Second, to the setting up of any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company as provided in Section 18-804(b) of the LLC Act and, subject to such Section 18‑804(b), at the expiration of such period as the aforesaid person or persons may deem advisable, for distribution in the manner hereinafter provided; and

(c) Third, as follows:

(i) First, to pay any unpaid Preferred Member Expenses;

(ii) Second, to Preferred Member until it receives payment in full of the Redemption Amount; and

(iii) Third, thereafter, the balance to Common Member.

A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidator to minimize the losses attendant upon a liquidation. The Liquidator may retain such cash and/or other assets as it deems reasonably necessary as a reserve for the discharge of liabilities of the Company. The decision whether to distribute part or all of the assets of the Company in kind or in cash following dissolution shall be made by the Liquidator.

Section 8.4 Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article VIII, and the existence of the Company shall have been terminated in the manner required by the LLC Act. The Liquidator (or Members if necessary) shall take all other actions as may be necessary to terminate the Company.

Section 8.5 Claims of the Members. Current Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member or former Member, except if set forth in a separate guaranty.

Article IX
Transfer of Members’ Interests

Section 9.1 Restrictions on Transfer of Company Interests.

(a) (i) Common Member shall not sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of its Interest or any part thereof or retire or withdraw from the Company (an “Interest Transfer”), and (ii) no direct or indirect owners of Common Member shall sell, assign, exchange, transfer, pledge, hypothecate or otherwise dispose of its direct or indirect interest in Common Member (a “Member Transfer”; and together with an Interest Transfer, a “Transfer”), in each case without the Approval of Preferred Member in its sole and absolute discretion, except as otherwise provided in this Article IX. Notwithstanding the foregoing, any Member Transfer of a direct or indirect interest in Common Member (but not an Interest Transfer of Common Member’s direct Interest in the Company) shall be permitted without the Approval of Preferred Member; provided that, after giving effect to such Transfer, (A) the Common Member named herein remains the Common Member and the Managing Member of the Company, (B) no Change of Control occurs, (C) no Key Man Event exists following such Transfer, (D) such Transfer does not violate the provisions of any Mortgage Loan Document or the Mezzanine Loan

Documents or any ground lease affecting an individual Property, and (E) such Transfer does not otherwise violate any express provision of this Agreement.

(b) A Transfer shall include, but not be limited to, (i) if a person is a corporation, any merger, consolidation or sale or pledge of such corporation’s stock or the creation or issuance of new stock; (ii) if a person is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partner interest of any general partner or any profits or proceeds relating to such partner interest, or the sale or pledge of limited partner interests or any profits or proceeds relating to such limited partner interest or the creation or issuance of new limited partner interests or the changing, granting or increasing of consent rights to any limited partner; (iii) if a person is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member, a non-member manager or any member exercising management or control rights (or if no managing member, non-member manager or member exercising management or control rights, any member) or the sale or pledge of the membership interest of a managing member or member exercising managing or control rights (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests, or the changing, granting or increasing of consent rights to any member or non-member; or (iv) if a person is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in a person or the creation or issuance of new legal or beneficial interests.

(c) Notwithstanding the foregoing, no Transfer or substitution shall be recognized if either Member reasonably believes that such Transfer or substitution would pose a material risk that the Company will be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the regulations promulgated thereunder.

(d) Notwithstanding anything in this Agreement to the contrary, (i) in no event shall an Interest (or any portion thereof) be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise to a Prohibited Transferee and (ii) in no event shall an Interest (or any portion thereof) or any direct or indirect interest in any Member be directly or indirectly Transferred in the event such Transfer shall cause any Member to cease to be in compliance with all applicable anti-money laundering and anti-terrorist laws, regulations, rules, executive orders and government guidance, including the reporting, record keeping and compliance requirements of The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, Title III of the USA PATRIOT Act, and other authorizing statutes, executive orders and regulations administered by the Office of Foreign Assets Control, Department of the Treasury; and any attempt to effect any such Transfer as is described in clauses (i) or (ii) of this sentence shall be void and of no effect and shall not bind any Company.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall the Common Member or Managing Member (or any Affiliate of any of the foregoing) acquire or agree to acquire any interest in any Mortgage Loan or Excluded Property Mortgage Loan by way of purchase, transfer, exchange or otherwise.

Section 9.2 Preferred Member Transfer Rights.

(a) Preferred Member shall not permit an Interest Transfer of its Interest in the Company or a Member Transfer with respect to direct or indirect interests in Preferred Member without the prior written approval of the Common Member in its sole and absolute discretion; provided, however, consent of the Common Member shall not be required for (i) any Transfer to Fortress or any of its Affiliates, (ii) any Interest Transfers by Preferred Member of up to forty-nine percent (49%) of its interests in the Company, in the aggregate, to passive, non-controlling transferees, or (iii) any direct or indirect Transfers in Preferred Member, so long as (x) Preferred Member is Controlled directly or indirectly by Fortress or one or more Fortress Managed Entities, and (y) at least fifty-one percent (51%) of the interests directly or indirectly in Preferred Member are owned by one or more Fortress Managed Entities.

(b) Notwithstanding anything to the contrary provided herein, following the occurrence of a Trigger Event, Preferred Member shall not be restricted from any Transfer whatsoever and no Transfer by or with respect to Preferred Member shall require the consent of Common Member.

Section 9.3 Other Transfer Provisions.

(a) Any purported Transfer by a Member of all or any part of its Interest in violation of this Article IX shall be null and void and of no force or effect.

(b) Except as expressly provided in this Article IX, no Member shall have the right to withdraw from the Company prior to its termination and no additional Member may be admitted to the Company unless Approved by Preferred Member. In the event that a Member purports to resign as a Member, such Member shall not be entitled to receive any Distributions or fees and shall not otherwise be entitled to receive value for or in respect of its Interest except as otherwise expressly provided herein. Notwithstanding any provision of this Agreement to the contrary, a Member may not Transfer all or any part of its Interest if such Transfer would jeopardize the status of the Company as a partnership for U.S. federal income tax purposes, or would violate, or would cause the Company to violate, any applicable law or regulation, including any applicable U.S. federal or state securities laws or any document or instrument evidencing indebtedness of the Company secured by the Company Assets.

(c) Concurrently with the admission of any substitute or additional Member (such member, the “Transferee”) as Approved by Preferred Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a substitute Member in place of the Member transferring its Interest, or the admission of an additional Member, all at the expense, including payment of any professional and filing fees incurred, of such substituted or additional Member. The admission of any person as a substitute or additional Member shall be conditioned upon such person or entity’s written acceptance and adoption of all the terms and provisions of this Agreement.

(d) If any Interest of a Member is transferred during any accounting period in compliance with the provisions of this Article IX, each item of income, gain, loss, expense,

deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by Preferred Member. All Distributions on or before the date of such transfer of a Member’s Interest shall be made to the transferor, and all Distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and Distributions, the Company shall recognize a transfer of a Member’s Interest on the date that the Managing Member receives notice of the transfer and reasonable evidence of the consummation thereof which complies with this Article IX from the Member transferring its Interest.

Article X
Miscellaneous

Section 10.1 Representations and Covenants by the Members. Each Member represents, warrants, covenants, acknowledges and agrees that:

(a) It is a corporation, limited liability company or partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite power and authority to enter into this Agreement, to acquire and hold its Interest and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized.

(b) This Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it are duly authorized, executed and delivered by and are and will be binding and enforceable against it.

(c) Neither (i) the execution and delivery of this Agreement and the performance of its obligations hereunder nor (ii) the transaction contemplated by this Agreement will conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it (or any of its Affiliates) is a party or by which it (or any of its Affiliates) is bound or to which any of its (or any of its Affiliate’s) property or assets are subject, conflict with or violate any of the provisions of its organizational documents, or violate any statute or any order, rule or regulation of any Governmental Entity, that would materially and adversely affect the performance of its duties hereunder; such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder.

(d) There is no action, suit or proceeding pending or, to its knowledge, threatened against it in any court or by or before any other Governmental Entity that would prohibit its entry into or performance of this Agreement.

(e) This Agreement is a binding agreement on the part of such Member enforceable in accordance with its terms against such Member.

(f) It has been advised to engage, and has engaged, its own counsel (whether in-house or external) and any other advisors it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Company or any other Member), it is capable of evaluating the risks and merits of an investment in the Interest and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Member to rely upon the advice of counsel acting for another Member or to create an attorney-client relationship between a Member and counsel for another Member.

(g) It is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, and it represents that it is an “accredited investor” within the meaning of that Rule.

(h) It is not required to register as an “investment company” within the meaning ascribed to such term by the Investment Company Act of 1940, as amended, and in the event the U.S. Securities and Exchange Commission determines that it is required to register as an “investment company” it shall promptly notify the other Member. Each Member shall use commercially reasonable efforts to cooperate with the other Member to prevent either Member from being required to register as an “investment company”.

(i) (i) each Person owning a ten percent (10%) or greater interest in such Member (A) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (or any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation) and (B) is not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order of the President of the United States, and (ii) such Member has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. This Section 10.1(i) shall not apply to any Person to the extent that such Person’s interest in the Member is through either (x) a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person or (y) an “employee pension benefit plan” or “pension plan” as defined in Section 3(2) of the U.S. Employee Retirement Income Security Act of 1974, as amended.

(j) It acknowledges and agrees that Kirkland & Ellis LLP serves as counsel to Preferred Member, and that Kirkland & Ellis LLP does not serve as counsel to any other Member. Every Member other than Preferred Member acknowledges and agrees that it does not have an attorney-client relationship with Kirkland & Ellis LLP, and that no such relationship will arise in the course of the Company’s existence or dissolution by any means.

(k) It acknowledges and agrees that Morrison & Foerster LLP serves as counsel to Common Member, and that Morrison & Foerster LLP does not serve as counsel to any other Member. Every Member other than Common Member acknowledges and agrees that it does not have an attorney-client relationship with Morrison & Foerster LLP and that no such relationship will arise in the course of the Company’s existence or dissolution by any means.

(l) It shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall immediately notify the other Members in writing if it becomes aware that any of the foregoing representations, warranties or covenants are no longer true or have been breached or if the Member has a reasonable basis to believe that they may no longer be true or have been breached.

(m) No later than thirty (30) days following the Closing Date, Common Member shall cause the Subsidiaries listed on Exhibit Q attached hereto (such Subsidiaries, the “Board-Managed Subsidiaries”) to (i) amend or amend and restate their respective operating agreements to remove any board of directors or board of managers (excluding independent directors or independent managers appointed at the direction of any Mortgage Lender), deliver resignation letters from each such board member in form and substance reasonably acceptable to Preferred Member, and provide that such Board-Managed Subsidiary is a single member, member-managed limited liability company, and (ii) obtain any lender consents required under the applicable Mortgage Loan Documents necessary to effectuate such amendment or amendment and restatement or such Board-Managed Subsidiary’s operating agreement.

Section 10.2 Equitable Relief. Each of the parties to this Agreement acknowledges that it may be impossible to measure in money the damage to the Company and the Members, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Agreement, that every such restriction and obligation is material, and that in the event of any such failure, neither the Company nor the Members may have an adequate remedy at law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against it at the suit of an aggrieved party without the posting of any bond or other equity security, to compel specific performance of all of the terms of this Agreement, and waives any defenses thereto, including the defenses of: (i) failure of consideration and (ii) availability of relief in damages.

Section 10.3 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law principles. In particular, the Company is formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided. Except for disputes regarding a Removal Notice (for which the sole and exclusive venue shall be arbitration pursuant to Section 4.1(e) and Schedule D), each of the Members and the Manager consents to the jurisdiction of the Delaware Court of Chancery within New Castle county in the State of Delaware (and any appellate court thereof located within such county) and to the extent such Court of Chancery (or appellate court thereof located within such county) lacks jurisdiction over the matter, the Federal Courts of the United States of America located within New Castle County in the State of Delaware (or appellate court thereof located within such county), and each of the Members and the Manager hereby consents to the exclusive jurisdiction of the above courts in any such action and to the laying of venue in the State of Delaware. The parties irrevocably and unconditionally waive any objection to the laying of venue of any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum. Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, to the parties at their respective address described in Section 10.6.

(b) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE MEMBERS AND MANAGING MEMBER HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

Section 10.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.

Section 10.5 Access; Confidentiality. By executing this Agreement, each of Common Member and Preferred Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company (a) not to issue any press release or advertisement or take any similar action concerning the Company’s business or affairs without first obtaining the Approval of the other Member, which shall not be unreasonably withheld, conditioned or delayed, (b) not to publicize detailed financial information concerning the Company and (c) not to disclose the Company’s affairs generally; provided that none of the foregoing shall restrict any Member from disclosing information concerning such Member’s investment in the Company to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates, or to prospective or existing investors of such Member or its Affiliates or to prospective or existing lenders to such Member or its Affiliates. Nothing herein shall restrict any Member from disclosing information that: (i) is in the public domain; (ii) was made available or becomes available to a Member on a non-confidential basis prior to its disclosure by the Company; (iii) was available or becomes available to a Member on a non-confidential basis from a Person other than the Company who is not otherwise bound by a confidentiality agreement with the Company or its representatives, or is not otherwise prohibited from transmitting the information to the Member; (iv) is developed independently by the Member; (v) is required or would be reasonably prudent to be disclosed by applicable law, including the applicable rules and regulations of the U.S. Securities and Exchange Commission and any national securities exchange or over-the-counter market; or (vi) is expressly approved in writing by the Company. The provisions of this Section shall survive the termination of the Company.

Section 10.6 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Preferred Member:

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: David Moson

Email: dmoson@fortress.com

and to:

c/o Fortress Investment Group LLC

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: General Counsel, Credit

Email: GC.credit@fortress.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Daniel Perlman, P.C. and Rachel Brown, P.C.
Email: daniel.perlman@kirkland.com; rachel.brown@kirkland.com and to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: David Perechocky
Email: david.perechocky@kirkland.com

If to Common Member or Managing Member:

c/o Broad Street Realty, Inc.

7250 Woodmont Avenue

Suite 350

Bethesda, Maryland 20814

Attention: Michael Z. Jacoby and Alexander Topchy

Email: mjacoby@broadstreetrealty.com;

atopchy@broadstreetrealty.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

2100 L Street, NW

Suite 900

Washington, D.C. 20037

Attention: David Slotkin and Andrew P. Campbell

Email: dslotkin@mofo.com;

andycampbell@mofo.com

Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. Each party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

Section 10.8 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.

Section 10.9 Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by the Members.

Section 10.10 Waivers. No waiver of any breach of any term of this Agreement shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver of any breach of that term or any other term of the same or different nature shall be construed as a waiver of any subsequent breach of that term of the same or different nature.

Section 10.11 Severability. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but rather the scope or character of such agreement shall be deemed reduced or modified with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to revise the unenforceable provision to as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and enforceable.

Section 10.12 No Partition. The Members hereby waive any right of partition they may have with respect to any assets of the Company, now existing or hereafter acquired.

Section 10.13 Exhibits and Schedules. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Exhibit A and Exhibit B may be updated from time to time by the Managing Member (with the Approval of Preferred Member) to reflect any additional real property or interests in real property acquired, or any additional mortgage loans refinanced or obtained, by the Company or its Subsidiaries following the Closing Date, in each case in accordance with and subject to the terms of this Agreement.

Section 10.14 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 10.15 Cumulative Remedies; Prevailing Party. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law or otherwise. If any Member seeks to enforce such Member’s rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall be responsible for all costs and expenses in connection therewith, including reasonable attorneys’ fees and witness fees.

Section 10.16 Rules of Construction. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof. This Agreement is not subject to the principle of construing its meaning against the party that drafted it, and each Member acknowledges that it was represented by its own counsel in connection with its negotiation and drafting. Wherever in this Agreement any Member is permitted or required to make a decision or determination (including any direction, vote, election, action, consent or approval), (a) such Member may make that decision or determination in its sole and absolute discretion (except as otherwise expressly provided herein), and (b) without limiting the generality of the foregoing, in making such decision or determination, such Member is entitled to consider, favor and further only such interests and factors as it desires, including its own interests, and has no duty or obligation to consider, favor or further any other interest of the Company, any Subsidiary or any other Member.

Section 10.17 No Third Party Beneficiaries. No provision of this Agreement (including any obligation of any Member to make Capital Contributions) shall be interpreted as bestowing any rights whatsoever upon any third party other than the Authorized Persons of the Company.

Section 10.18 Time of the Essence. Time is of the essence as to the parties’ obligations under this Agreement.

Section 10.19 Control Party Representations and Warranties. Common Member represents and warrants that, as of the date of this Agreement, Broad Street Controls the Common Member.

Section 10.20 Brokerage. Each party hereto represents and warrants to the other party that it did not employ or use any broker or finder to arrange or bring about this transaction, and that there are no, and there will be no, claims or rights for brokerage commissions or finder’s fees or other compensation in connection with the transactions contemplated by this Agreement, other than Piper Sandler & Co. and Robert W. Baird & Co. (the “Brokers”). Brokers shall be paid by the Common Member pursuant to a separate written agreement. If any person brings a claim for such a commission or finder’s fee or other compensation based upon any contact, dealings, or communication with Preferred Member (or its Affiliates) or Common Member (or its Affiliates) in connection with the transactions contemplated by this Agreement and such claim is based on a breach of the foregoing, then the party through whom such broker or finder is claiming shall defend the other party from such claim, and shall indemnify and hold harmless the other party from any and all costs, damages, claims, liabilities, or expenses (including reasonable attorneys’ fees and disbursements) incurred by such party with respect to the claim. The provisions of this Section 10.20 shall survive the termination of this Agreement or the Company.

Article XI
PREFERRED EQUITY PROVISIONS

Section 11.1 Repayment of Preferred Membership Interest.

(a) Early Redemption. From and after the Closing Date, and at any time, the Common Member may cause the Company to redeem the Preferred Membership Interest (the “Preferred Early Redemption”) at the election of the Common Member, in whole (but not in part), by payment in cash to Preferred Member (from Capital Contributions made by the Common Member or from Excess Cash Flow) of the full amount of the applicable Redemption Amount owed to Preferred Member, in cash, upon not less than five (5) days prior written notice to Preferred Member specifying the date upon which such Preferred Early Redemption shall occur (any such date, the “Preferred Early Redemption Date”); provided that the Mezzanine Loan is repaid in full on such Preferred Early Redemption Date in accordance with the Mezzanine Loan Agreement.

(b) Mandatory Redemption Upon Qualified Public Offering. Upon the closing of a Qualified Public Offering, unless earlier redeemed in full as provided in Section 11.1(a) or otherwise by Distributions pursuant to Section 6.4, the Company shall redeem the entire Preferred Membership Interest by payment in cash to Preferred Member of the full amount of the applicable Redemption Amount owed to Preferred Member, and all other sums in respect of the entire Preferred Equity Investment, in cash (the “Mandatory Redemption”); provided that (i) at the Company’s option, up to $37.5 million of the Preferred Equity Investment may remain outstanding at the Company and (ii) as set forth in Section 11.2, a portion of the Preferred Equity Investment shall be converted into Common Stock in connection with such Qualified Public Offering. The Company shall notify Preferred Member of such amount to remain outstanding 90 days prior to consummation of the Qualified Public Offering. The Mandatory Redemption shall be effected substantially concurrently with the consummation of the Qualified Public Offering.

(c) Mandatory Redemption Upon Trigger Event. Upon the occurrence of a Trigger Event, Preferred Member shall have the right to cause the Company to redeem the Preferred Membership Interest (the “Trigger Event Redemption”) by payment to Preferred Member of the full amount of the applicable Redemption Amount owed to Preferred Member, and all other sums in respect of the entire Preferred Equity Investment, in cash, upon not less than ninety (90) days prior written notice to the Company specifying the date upon which such Trigger Event Redemption shall occur (any such date, the “Trigger Event Redemption Date”); provided, that upon the occurrence of a Trigger Event specified in clause (ii) of the definition of “Trigger Event”, the Company shall be required, automatically and without notice from Preferred Member, to effect the Trigger Event Redemption as of the date of such Trigger Event.

(d) Procedures. In connection with any redemption contemplated by this Section 11.1, Preferred Member shall, not later than two (2) Business Days prior to the Preferred Early Redemption Date, the consummation of the Qualified Public Offering or the Trigger Event

Redemption Date, as the case may be, provide the Common Member with bank account details for the payment of funds. On the date set for redemption, the Common Member shall pay the amounts required by wire transfer of immediately available funds to the account specified by Preferred Member. Preferred Member shall execute and deliver to the Company such instruments or documents as are reasonably requested by Common Member to acknowledge the redemption of the Preferred Membership Interest so redeemed.

(e) Capital Account Treatment. Notwithstanding any other provision of this Agreement, the amount(s) contributed by the Common Member to fund any redemption of the Preferred Membership Interest as described in this Section 11.1 shall not increase any amount distributable to the Common Member under this Agreement (other than amounts distributable under the residual distribution clauses in Section 6.4(b)(iv), Section 6.4(c)(iii), Section 8.3(c)(ii) and Section 8.3(c)(iii).

(f) Cooperation of Preferred Member. Preferred Member agrees that it shall reasonably cooperate with the Common Member, after a redemption of the entire Preferred Membership Interest in accordance with the terms of this Agreement, to transfer the accounts of the Company (to the extent in the control of Preferred Member) as reasonably directed by the Common Member.

(g) Exit Fee. Notwithstanding the foregoing or anything to the contrary contained herein, for avoidance of doubt, the Exit Fee shall be payable in full in connection with any redemption of the Preferred Membership Interest, as part of the Redemption Amount, and shall be payable pro rata in connection with any partial redemption thereof.

Section 11.2 Automatic Conversion of Preferred Equity Investment Upon a Qualified Public Offering.

(a) Notwithstanding anything in this Agreement to the contrary, upon consummation of a Qualified Public Offering, a portion of the Preferred Equity Investment equal to the Conversion Amount shall be automatically converted, directly or indirectly, into, and Broad Street shall issue to Preferred Member or its designee, a number of shares of Common Stock equal to the Conversion Amount divided by the Conversion Price (the “Conversion”). The Conversion shall be effective upon the consummation of the Qualified Public Offering.

(b) Upon consummation of a Qualified Public Offering, in addition to the shares of Common Stock issued in the Conversion pursuant to Section 11.2(a), if the IPO Price is less than the Target IPO Price, then Broad Street shall issue to Preferred Member or its designee, a number of additional shares of Common Stock (the “Additional Shares”) equal to the Lost Value divided by the IPO Price (for the avoidance of doubt, such shares shall be issuable even if the IPO Price is less than the Minimum IPO Price and such Qualified Public Offering was Approved by Preferred Member). The issuance of Additional Shares shall be effective upon the consummation of the Qualified Public Offering.

(c) For purposes of this Agreement:

(i) “Conversion Amount” means (x) $25 million less (y) the amount of the Mezzanine Loan converted into Common Stock in connection with such Qualified Public Offering, if any (as set forth in the Mezzanine Loan Agreement);

(ii) “Conversion Price” means $2.00 per share of Common Stock, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock;

(iii) “IPO Price” means the initial price of Common Stock to the public in a Qualified Public Offering;

(iv) “Lost Value” means the product of (x) the Target IPO Price minus the IPO Price, multiplied by (y) the Conversion Amount divided by the Conversion Price;

(v) “Minimum IPO Price” means $2.50 per share of Common Stock, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock; and

(vi) “Target IPO Price” means $2.75 per share of Common Stock, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock.

Section 11.3 Remedies for Failure to Consummate a Qualified Public Offering by Year 3. If the Company does not consummate a Qualified Public Offering by the date which is three (3) years after the Closing Date (such event, a “Qualified Public Offering Failure”), then Preferred Member shall have the right to (a) require the Broad Street Parties to pursue the feasibility of “going private” (including ceasing to report with the Securities and Exchange Commission), (b) require the Broad Street Parties to decrease Broad Street Expenses starting on the 36th month after the Closing Date in accordance with the schedule set forth on Schedule E hereto and for the avoidance of doubt, the Approved Budget shall be automatically amended thereafter to include the Broad Street Expenses set forth on Schedule E in lieu of the Broad Street Expenses previously set forth therein, and (c) cause Broad Street to commence and pursue a process for the Company to sell properties to achieve a Total Yield (i) with respect to the entire Portfolio of at least (x) 8.5% by 42 months after the Closing Date, (y) 9.0% by 48 months after the Closing Date, and (z) 9.5% by 54 months after the Closing Date, and (ii) with respect to the Company’s Retail Portfolio, at least (x) 9.25% by 42 months after the Closing Date, (y) 9.75% by 48 months after the Closing Date, and (z) 10.25% by 54 months after the Closing Date.

Section 11.4 Preferred Member Rights Upon Occurrence of Trigger Event; Takeover/Unilateral Sale Right.

(a) Either (x) upon the occurrence of a Trigger Event, (y) during the continuance of a Delaware Law Payment Grace Period, or (z) if a Qualified Public Offering has not occurred on or prior to the Exit Date, in addition to any other remedies available to Preferred Member, the entire Preferred Return (including amounts that would otherwise constitute Capitalized Preferred Return) shall accrue at the Priority Return Rate and shall be payable monthly in cash as Current Preferred Return.

(b) Either (x) upon the occurrence of a Trigger Event or (y) if a Qualified Public Offering has not occurred on or prior to the Exit Date, in addition to any other remedies available to Preferred Member, subject to Section 11.4(c), Preferred Member shall have the following rights (any or all of such rights, the “Takeover/Unilateral Sale Right”), and such rights shall be in addition to all other rights and remedies provided to Preferred Member under this Agreement:

(i) the right to deliver a Removal Notice in accordance with the terms of Section 4.1(c) of this Agreement, which shall include the automatic removal of Common Member as Managing Member and of Common Member’s representatives serving on any board of management with respect to any Subsidiary upon delivery of the Removal Notice as set forth in Section 11.4(c);

(ii) the right, subject to Section 4.1(e) hereof, to cause the Company and its Subsidiaries to sell one or more Properties and/or Subsidiaries (other than, without the consent of Common Member, sales to any Fortress Party) until the entire Preferred Membership Interest (including accrued unpaid Preferred Return) has been redeemed in full in accordance with Section 11.1(b);

(iii) the right to cause the Company to pay the balance of the TI/LC CapEx Reserve, the balance of the Excess Cash Flow Account and the Interest Reserve or any other Reserve (to the extent permitted under applicable Mortgage Loan Documents) to Preferred Member in reduction of the full Redemption Amount;

(iv) the right, subject to Section 4.1(e) hereof, to terminate all property management and other service agreements among the owners of the Properties and Affiliates of Broad Street and appoint third-party service providers on terms Approved by Preferred Member; and

(v) the right to apply all Net Cash Flow, Net Capital Proceeds and Broad Street Gross Receipts and other funds to amounts due to Preferred Member in such order, proportion and priority as Preferred Member may determine in its sole discretion.

Upon payment to Preferred Member of the full Redemption Amount and the Mezzanine Loan, Preferred Member shall withdraw from the Company and all Company governance rights hereunder shall revert to Common Member, as more fully set forth in Section 3.6 hereof.

(c) In connection with the exercise of a Takeover/Unilateral Sale Right, (i) Preferred Member shall be authorized to sign any document and take any other action on behalf of the Company or its Subsidiaries that Preferred Member determines in good faith is necessary in connection with such Takeover/Unilateral Sale Right and to proceed with any such transaction, including sale contracts and conveyance documents; (ii) Common Member agrees to reasonably cooperate with Preferred Member in its efforts to effect any such transaction and acknowledges that Preferred Member may act alone on behalf of the Company without any requirement for Common Member’s consent or approval (except as expressly provided in Section 11.4(b)(ii) with respect to sales to Fortress Parties) and Common Member shall execute such acknowledgments of such authority as may be required by Preferred Member; (iii) at Preferred Member’s request, Common Member shall sign and acknowledge any required amendments to this Agreement and otherwise sign any document which Preferred Member determines in good faith is necessary to consummate any such transaction; (iv) within a reasonable period of time, Common Member shall (A) surrender and deliver to Preferred Member all rents and income, including tenant security deposits, of the Properties, the Company and the Company’s Subsidiaries and other monies of the Company and its Subsidiaries held by, for under the control of the Common Member; (B) deliver to Preferred Member, as received, any monies due the Company or its Subsidiaries received after such removal; (C) deliver to Preferred Member all materials and supplies, keys, leases, contracts and documents, all other accounting papers and records of the Company, all bank accounts, all passwords and passcodes, and all books and records, receipts for deposits, bills and other materials in the Common Member’s possession that relate to the Property; (D) execute and deliver to Preferred Member a notice to third parties directly involved with the Property in form reasonably satisfactory to Preferred Member to the effect that the Common Member is no longer the Managing Member and that Preferred Member (or its designee) is the sole Managing Member of the Company; and (E) deliver any such additional documents and instruments reasonably requested by Preferred Member, including resignations of the officers, directors, representatives, and agents of the Company or any Subsidiary; and (iv) any amounts funded by Preferred Member in effectuating the foregoing provisions shall be deemed to be a Protective Loan bearing interest at the Protective Loan Return, and such Protective Loan shall be repaid in accordance with Section 6.4. If the Common Member shall fail to execute any document or instrument or take any action requested by Preferred Member in connection with this Section 11.4(c), then Preferred Member is hereby appointed the attorney-in-fact of, and is hereby authorized on behalf of, the Common Member, to execute, acknowledge and deliver all such documents and instruments and take such actions. Such appointment and authorization are coupled with an interest and shall be irrevocable.

Section 11.5 Protective Loans. If Common Member shall fail to fund any additional Capital Contributions required pursuant to a Capital Call Notice sent by Preferred Member under Section 5.1 for Necessary Expenses within ten (10) Business Days of the date it receives such Capital Call Notice (such failure, a “Capital Contribution Default” and the amount that Common Member failed to so fund, a “Deficiency”), then Preferred Member may, in its sole and absolute discretion but without any obligation to do so, advance all or any portion of such Deficiency to the Company. If Preferred Member elects to contribute or advance all or any portion of the Deficiency (any contribution or advance so made by Preferred Member being herein referred to as a “Protective Loan”), then, from and after the date of each such Protective Loan, Preferred Member shall be entitled to a return on the portion of the Protective Loan funded by Preferred Member equal to the Protective Loan Return in accordance with the terms and conditions of this Agreement and the provisions with respect to the redemption of the Preferred Equity Investment shall also apply to any Protective Loans. Notwithstanding anything to the contrary contained in this Agreement, Preferred Member shall have no obligation to make contributions or loans of cash or any other property, including Protective Loans. Without limiting the foregoing, any amounts funded by Preferred Member under a Recognition Agreement in order to cure a default under a Mortgage Loan shall automatically be deemed a Protective Loan hereunder as of the date so funded.

Section 11.6 Estoppels. Each of Broad Street, Managing Member and Common Member shall, upon not less than fifteen (15) days’ written notice from Preferred Member, execute and deliver to Preferred Member a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such party’s knowledge, any uncured defaults on the part of any party, specifying such defaults if any are claimed. Any such statement may be relied upon by third parties.

Section 11.7 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, (a) this Agreement may only be enforced against, and any action, dispute, claim, suit or other proceeding for breach of this Agreement may only be made against, the Persons that are expressly identified herein and/or are parties hereto, (b) none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, representatives, shareholders, members, managers, partners, successors and assigns of Preferred Member or any Affiliate thereof or any former, current and future Affiliate, director, officer, manager, employee, advisor, representative, shareholder, member, manager, partner, successor and assign of any of the foregoing (collectively, “Fortress Related Parties”) shall have any liability for any liabilities or obligations of the parties hereto for any action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any representations made or alleged to be made in connection herewith, (c) the Company, Managing Member, Common Member or their respective Affiliates shall have no rights of recovery in respect hereof against any Fortress Related Party and (d) no personal liability shall attach to any Fortress Related Party through the Members or otherwise, whether by or through attempted piercing of the corporate veil, by or through an action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise), by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable law, or otherwise.

Section 11.8 Activities of Preferred Member; Corporate Opportunities. Each of the Company and the Members hereby acknowledge and agree that: (a) Preferred Member and the Fortress Related Parties (collectively, the “Fortress Investor Group”) (i) have investments or other business relationships with entities engaged in other businesses (including those which may compete with the business of the Company or any other Broad Street Party or areas in which the Company or any other Broad Street Party may in the future engage in business) and in related businesses other than through the Company or any other Broad Street Party, (ii) may develop a strategic relationship with businesses that are or may be competitive with the Company or any other Broad Street Party and (iii) will not be prohibited by virtue of its investment in the Company or any other Broad Street Party, or its service on the board of directors of Broad Street or any other Broad Street Party’s board of directors or other governing body, from pursuing and engaging in any such activities; (b) neither the Company nor any other Broad Street Party shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (c) no member of the Fortress Investor Group shall be obligated to present any particular investment or business opportunity to the Company or any other Broad Street Party even if such opportunity is of a character which, if presented to the Company or any other Broad Street Party, could be undertaken by the Company or any other Broad Street Party, and each member of the Fortress Investor Group shall have the right to undertake any such opportunity for itself for its own account or on behalf of another or to recommend any such opportunity to other Persons; and (d) subject to the express terms and conditions set forth in this Agreement, each member of the Fortress Investor Group may enter into contracts and other arrangements with the Company, any other Broad Street Party or any of their respective Affiliates from time to time on terms approved by the board of directors of Broad Street and the board of directors of such Affiliates, as applicable. The Company and each other Broad Street Party hereby waives, to the fullest extent permitted by applicable law, any claims and rights that such Person may otherwise have in connection with the matters described in this Section 11.8 and the Company, on behalf of itself and each other Broad Street Party, hereby renounces its interest or expectancy, as between itself and the Fortress Investor Group, in any corporate opportunity or other matter described in this Section 11.8. Notwithstanding anything to the contrary in this Agreement, each of the Company and the Members hereby acknowledge and agree that certain directors, principals, officers, employees or other representatives of Preferred Member and its Affiliates may serve as directors or observers on the board of directors of Broad Street or any other Broad Street Party’s board of directors or other governing body, and that the service, presence or action of any such director or observer on the board of directors of Broad Street or any other Broad Street Party’s board of directors or other governing body shall in no way affect, limit or impair the rights and remedies of Preferred Member or any of its Affiliates in its capacity as a Member of the Company or any of its Subsidiaries pursuant to this Agreement.

Section 11.9 No Effect on Lending Relationship. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall affect, limit or impair the rights and remedies of Preferred Member, Mezzanine Lender or any of their respective Affiliates in its capacity as a lender (or as agent for the lenders) to the Company or any of its Subsidiaries pursuant to the Mezzanine Loan Documents or any agreement under which the Company or any of its Subsidiaries has borrowed money. Without limiting the generality of the foregoing, Preferred Member, Mezzanine Lender or their applicable Affiliates, in exercising its rights as a lender (or agent), including making decisions whether to foreclose on any collateral security, will have no duty to consider (a) its or its Affiliates’ status as a direct or indirect equityholder of the Company or any of its Subsidiaries, (b) the best interests of the Company or any of its Subsidiaries or (c) any duty it or its Affiliates may have to any other direct or indirect equityholder of the Company or any of its Subsidiaries, except as may be required under the applicable loan documents or by applicable law (including commercial law applicable to creditors generally). In addition, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall affect, limit, impair or provide a defense to any guarantees (including any “bad boy” or payment guarantees) or other obligations or duties to which the Company, any Subsidiary of the Company, Common Member, Managing Member or any Affiliate of Common Member or Managing Manager may be subject in connection with the Mezzanine Loan or any other lending arrangement.

Section 11.10 Reserved.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMMON MEMBER:

BROAD STREET OPERATING
PARTNERSHIP, LP

By:	Broad Street OP GP, LLC, its General Partner

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

PREFERRED MEMBER:

CF FLYER PE INVESTOR LLC

By:	/s/ Scott Desiderio
Name:	Scott Desiderio
Title:	Deputy Chief Financial Officer

[Signature Page to Broad Street – Fortress Joint Venture Agreement]

INDEPENDENT MANAGER:

/s/ Jennifer A. Schwartz
Jennifer A. Schwartz

[Signature Page to Broad Street – Fortress Joint Venture Agreement]

JOINDER BY BROAD STREET REALTY, INC.

The undersigned has executed this Amended and Restated Limited Liability Company Agreement as of the date first above written solely for the purpose of agreeing, on a joint and several basis, to be bound by and comply with the obligations and liabilities of Broad Street Realty, Inc., a Delaware corporation, as set forth herein.

BROAD STREET REALTY, INC.
a Delaware corporation

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Chief Executive Officer

[Joinder to Broad Street – Fortress Joint Venture Agreement]